Exhibit 10.1

EXECUTION VERSION

U.S. $1,130,000,000

CREDIT AGREEMENT,

dated as of March 15, 2010

among

ALLURE OF THE SEAS INC.,

as the Borrower,

and

ROYAL CARIBBEAN CRUISES LTD.,

as the Guarantor,

and

FORTIS BANK SA/NV (trading under the name BNP Paribas Fortis)

NORDEA BANK FINLAND PLC, acting through its New York Branch

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

and

CITIBANK EUROPE PLC

as Mandated Lead Arrangers and Bookrunners

and

NORDEA BANK FINLAND PLC, acting through its New York Branch

as Documentation Agent

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

as Administrative Agent

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TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms	1
SECTION 1.2. Use of Defined Terms	12
SECTION 1.3. Cross-References	12
SECTION 1.4. Accounting and Financial Determinations	12

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful	19

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ARTICLE V

CONDITIONS TO BORROWING

SECTION 5.1. Effectiveness	27
SECTION 5.2. The Loans	28
SECTION 5.3. The Borrowing	30

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Organization, etc.	31
SECTION 6.2. Due Authorization, Non-Contravention, etc	31
SECTION 6.3. Government Approval, Regulation, etc	31
SECTION 6.4. Compliance with Environmental Laws	31
SECTION 6.5. Validity, etc	32
SECTION 6.6. Financial Information	32
SECTION 6.7. No Default or Prepayment Event	32

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ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants	34
SECTION 7.2. Negative Covenants	38

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default	44
SECTION 8.2. Action if Bankruptcy	46
SECTION 8.3. Action if Other Event of Default	46

ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events	47
SECTION 9.2. Mandatory Prepayment	49

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ARTICLE X

GUARANTEE

ARTICLE XI

THE ADMINISTRATIVE AGENT

ARTICLE XII

MISCELLANEOUS PROVISIONS

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SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Repayment Schedule

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Opinion of Bradley Stein, Esq.
Exhibit D	-	Form of Opinion of Watson, Farley & Williams (New York) LLP
Exhibit E	-	Form of Lender Assignment Agreement
Exhibit F	-	Form of Opinion of Hannes Snellman
Exhibit G	-	Form of Pledge Agreement
Exhibit H	-	Form of Opinion of Norton Rose LLP
Exhibit I	-	Form of Closing Date Opinion of Bradley Stein, Esq.
Exhibit J	-	Form of Closing Date Opinion of Watson, Farley & Williams
(New York) LLP

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 15, 2010, is among ALLURE OF THE SEAS INC., a Liberian corporation, (the “Borrower”), ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Guarantor”), the Lenders (as defined herein), SKANDINAVISKA ENSKILDA BANKEN AB (publ) (“SEB”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans, in a maximum aggregate principal amount not to exceed $1,130,000,000 (subject to adjustment), will be made to the Borrower on the Closing Date;

WHEREAS, the Guarantor is willing to guarantee the Borrower’s obligations hereunder pursuant to Section 10.1 hereof (the “Guarantee”);

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower; and

WHEREAS, the proceeds of such Loans will be used to finance up to 80% of the contract price (including change orders) of the passenger cruise ship to be named “Allure of the Seas” with the Builder’s Hull No. #1364 (the “Purchased Vessel”) built by STX Finland Oy (formerly known as STX Finland Cruise Oy and prior to that known as Aker Finnyards Oy), Turku, Finland (the “Builder”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Guarantor’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 11.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be

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“controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower or the Guarantor, as applicable, is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Applicable Margin” means 2.20% per annum.

“Applicable Premium Rate” means, as of any date, the percentage per annum set forth below opposite the Senior Debt Rating on such date provided by S&P and Moody’s:

Senior Debt Rating		Applicable Premium Rate	Applicable Premium Rate
(S&P)	(Moody’s)	(if unsecured)	(if secured)
BBB or higher	Baa2 or higher	0.77%	0.34%
BBB-	Baa3	1.01%	0.34%
BB+	Ba1	1.48%	0.89%
BB	Ba2	1.96%	1.07%
BB-	Ba3	2.49%	1.37%
B+ or lower	B1 or lower	2.97%	2.14%

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 12.11.1.

“Authorized Officer” means those officers of the Borrower or the Guarantor, as applicable, authorized to act with respect to the Loan Documents to which it is a party and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower or the Guarantor.

“Bankruptcy Law” means any proceeding of the type referred to in Section 8.1.6 or Title 7, 11, 13 or 15 of the U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Borrower” is defined in the preamble.

“Borrowing” means Loans made on the same Business Day pursuant to the Borrowing Request in accordance with Section 2.3.

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“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Builder” is defined in the fourth recital.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City, Stockholm, London or Helsinki and, if the applicable Business Day relates to the Borrowing, an Interest Period, prepayment or conversion, on which dealings in deposits in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” means obligations of any Person or any Subsidiary of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalization” means, as at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Guarantor or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Guarantor’s balance sheet prepared in accordance with GAAP.

“Closing Date” means the date of the funding of the Loans in accordance with Section 2.3, provided that if any Loans are reborrowed pursuant to Section 3.5 then the Closing Date, solely with respect to such reborrowed Loans, shall be the date of such reborrowing, which date, in each case, shall not be later than February 15, 2011 (or such later date as may be necessary due to ice conditions for the Borrower to take delivery of the Vessel, but no later than April 15, 2011).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, the amount set forth opposite such Lender’s name on the signature pages hereto or in a Lender Assignment Agreement pursuant to which such Lender became a party hereto, as such amount may be modified from time to time in accordance with the terms of this Agreement.

“Commitment Amount” means, on any date, $1,130,000,000, as such amount shall be reduced from time to time pursuant to Section 2.2 or reinstated pursuant to Section 3.5.

“Commitment Fees” is defined in Section 3.3.

“Communications” is defined in Section 12.2(b).

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“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Determination Notice” is defined in Section 4.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I.

“Dollar” and the sign “$” mean lawful money of the United States.

“Effective Date” is defined in Section 5.1.

“Eligible Assignee” means (i) Finnvera, (ii) any reinsurer of Finnvera but only to the extent guarantee payments have been made under the Finnvera Guarantee and reimbursed by such reinsurer and (iii) any financial institution acceptable to Finnvera. A financial institution shall be deemed acceptable to Finnvera in the event such financial institution (1) is rated at least BBB- by S&P or Baa3 by Moody’s or, if rated by both S&P and Moody’s, at least BBB- by S&P and Baa3 by Moody’s and (2) is located in a high income OECD member country (as defined from time to time by the World Bank) and there is, and such institution is subject to, sufficient public supervision in its home country.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Event of Default” is defined in Section 8.1.

“Existing Debt” means the obligations of the Guarantor or its Subsidiaries in connection with the Bareboat Charterparty with respect to the vessel BRILLIANCE OF THE SEAS dated July 5, 2002 between Halifax Leasing (September) Limited and RCL (UK) LTD, and the replacement, extension, renewal or amendment of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations.

“Existing Group” means the following Persons: (a) A. Wilhelmsen AS., a Norwegian corporation (“Wilhelmsen”); (b) Cruise Associates, a Bahamian general partnership (“Cruise”); and (c) any Affiliate of either or both of Wilhelmsen and Cruise.

“Existing Principal Subsidiaries” means each Subsidiary of the Guarantor that is a Principal Subsidiary on the Effective Date.

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finnvera” means Finnvera plc, a Finnish limited liability company established by law and operating as the official export credit agency in Finland.

“Finnvera Commitment Letter” means the amended and restated commitment letter for Buyer Credit Guarantee BC 64-07, dated December 18, 2009 among Finnvera and the Guarantor.

“Finnvera Guarantee” means the Buyer Credit Guarantee Agreement BC 64-07, entered into on March 15, 2010, between Finnvera and the Administrative Agent, as amended from time to time in accordance with the terms hereof and thereof.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means, with respect to any Person, any annual fiscal reporting period of such Person.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)       net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Guarantor’s consolidated statement of cash flow for such period, to

(b)	the sum of:

(i)        dividends actually paid by the Guarantor during such period (including, without limitation, dividends in respect of preferred stock of the Guarantor); plus

(ii)       scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Guarantor and its Subsidiaries for such period.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

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“Government-related Obligations” means obligations of any Person or any Subsidiary of such Person under, or Indebtedness incurred by such Person or any Subsidiary of such Person to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable such Person and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on such Person or any Subsidiary of such Person.

“Guarantee” is defined in the second recital.

“Guaranteed Obligations” is defined in Section 10.1.

“Guarantor” is defined in the preamble.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) Hedging Instruments.

“Indemnified Liabilities” is defined in Section 12.4.

“Indemnified Parties” is defined in Section 12.4.

“Interest Payment Date” means any date on which interest is payable with respect to Loans pursuant to clause (c) of Section 3.2.4.

“Interest Period” means, relative to any Loan, (i) the period beginning on (and including) the date on which such Loan is made pursuant to Section 2.3 and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month and (ii) for each period

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subsequent to the period described in clause (i) hereof, the period beginning on (and including) the day on which the previous period ended and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month; provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding the first Business Day of such calendar month).

“Investment” means, relative to any Person,

(a)       any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

(b)	any ownership or similar interest held by such Person in any other Person.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit E.

“Lenders” means the financial institutions identified as Lenders on the signature pages hereof and their respective successors and permitted assigns.

“Lenders’ Commitment Letter” means the commitment letter dated as of December 17, 2009 among the Guarantor, BNP Paribas (Fortis Bank SA/NV by its execution of this Agreement hereby assuming the role of Mandated Lead Arranger and any and all applicable rights and obligations designated to BNP Paribas under the Lender's Commitment Letter), Nordea Bank Finland plc, New York Branch, SEB, Citigroup Global Markets Inc. (Citibank Europe plc by its execution of this Agreement hereby assuming the role of Mandated Lead Arranger and any and all applicable rights and obligations designated to Citigroup Global Markets Inc. under the Lender's Commitment Letter).

“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

“LIBO Rate” means, relative to any Interest Period, the rate per annum of the offered quotation for deposits in Dollars for delivery on the first day of such Interest Period and for the duration thereof which is equal to the Screen Rate at or about 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period; provided that:

(a)       subject to Section 3.2.5, if there is no Screen Rate at the relevant time, the LIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Lenders as the rate at which each of the Reference Lenders was (or would have been) offered deposits of Dollars by prime banks

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in the London interbank eurocurrency market in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period; and

(b)       for the purposes of determining the post-maturity rate of interest under Section 3.2.3, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loans” is defined in Section 2.1.1.

“Loan Documents” means this Agreement, the Notes, if any, the Finnvera Guarantee and the Pledge Agreement.

“Loan Party” means each of the Borrower and the Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under or in connection with the Loan Documents or (c) the ability of any Loan Party to perform its payment Obligations under the Loan Documents to which it is a party.

“Material Litigation” is defined in Section 6.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all capitalized leases) of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

(a)	all cash on hand of the Guarantor and its Subsidiaries; plus
(b)	all Cash Equivalents.

“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.

“New Financings” means proceeds from:

(a)       borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and under the Credit Agreement dated as of March 27, 2003, as amended and restated as of June 29, 2007 and as may be further

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amended and restated or otherwise amended, among the Guarantor, the lenders parties thereto and Citibank, N.A., as administrative agent; and

(b)	the issuance and sale of equity securities.

“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.5 in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding Loan made by such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise) of the Loan Parties arising under or in connection with this Agreement, the Notes and the other Loan Documents.

“Organic Document” means, relative to any Person, its certificate of incorporation and its by-laws or similar organizational documents.

“Other Taxes” is defined in Section 4.6.

“Participant” is defined in Section 12.11.2.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Guarantor or any corporation, trade or business that is, along with the Guarantor, a member of a Controlled Group, may have liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit G-1.

“Platform” is defined in Section 12.2(b)(1).

“Post Petition Interest” is defined in Section 10.5(b).

“Prepayment Event” is defined in Section 9.1.

“Primary Currency” is defined in Section 12.15.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “U.S. Prime Lending Rate” or, if more than one rate is published as the “U.S. Prime Lending Rate”, then the highest of such rates (each change in the “U.S. Prime Lending Rate” to be effective as of the date of publication in The Wall Street Journal of a “U.S. Prime Lending Rate” that is different from that published on

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the preceding business day), provided that if The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “U.S. Prime Lending Rate”.

“Principal Subsidiary” means any Subsidiary of the Guarantor that owns a Vessel.

“Purchased Vessel” is defined in the fourth recital.

“Reference Lenders” means Fortis Bank SA/NV, Brussels Office, Nordea Bank Finland plc, London Branch, Citibank Europe plc and SEB, Stockholm Office, and includes each replacement Reference Lender appointed by the Administrative Agent pursuant to Section 3.2.5.

“Required Lenders” means, at any time, Lenders that, in the aggregate hold more than 66 2/3% of the aggregate unpaid principal amount of the Loans or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 66 2/3% of the Commitments.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Screen Rate” means the percentage rate per annum for the relevant period which appears on the LIBOR01 Page of the Reuters Monitor Money Rates Service.

“SEB” is defined in the preamble.

“Secondary Currency” is defined in Section 12.15.

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Guarantor for its long term senior unsecured, non-credit enhanced debt as given by Moody’s and S&P or (b) in the event the Guarantor receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). Each change in the Senior Debt Rating shall be effective as of the date of such change. For purposes of the foregoing:

(a)       if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by one level, the Applicable Premium Rate shall be the percentage per annum set forth opposite the higher of such two Senior Debt Ratings;

(b)       if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by more than one level, the Applicable Premium Rate shall be the percentage per annum set forth opposite the rating one level below the higher of such two Senior Debt Ratings;

(c)       if at any time a Senior Debt Rating is provided by one of but not both Moody’s and S&P, the Applicable Premium Rate shall be determined by reference to the Senior Debt Rating provided by the agency which gives such rating; and

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(d)       if at any time no Senior Debt Rating is provided by Moody’s and no Senior Debt Rating is provided by S&P, the Applicable Premium Rate shall be the percentage per annum set forth opposite the Senior Debt Ratings of B+ or lower and B1 or lower unless (i) within 21 days of being notified by the Administrative Agent that both Moody’s and S&P have ceased to give a Senior Debt Rating, the Guarantor has obtained from at least one of such agencies a private implied rating for its senior debt or (ii) having failed to obtain such private rating within such 21-day period, the Guarantor and Finnvera shall have agreed within a further 15-day period (during which period the Guarantor and Finnvera shall consult in good faith to find an alternative method of providing an implied rating of the Guarantor’s senior debt) on an alternative rating method, which agreed alternative shall be notified to the Administrative Agent and apply for the purposes of this Agreement.

“Senior Indebtedness” is defined in Section 10.5.

“Stated Maturity Date” means, relative to any Loan, the twelfth anniversary of the Closing Date applicable to such Loan.

“Stockholders’ Equity” means, as at any date, the Guarantor’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subordinated Obligations” is defined in Section 10.5.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Taxes” is defined in Section 4.6.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vessel” means a passenger cruise vessel owned by the Guarantor or one of its Subsidiaries.

“Voting Stock” means shares of capital stock of the Guarantor of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Guarantor (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).

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SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, notice and other communication delivered from time to time in connection with this Agreement or the other Loan Documents.

SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any Note shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if, as a result of any change in GAAP or in the interpretation thereof after the date of the financial statements referred to in Section 6.6, there is a change in the manner of determining any of the items referred to herein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Guarantor or the Administrative Agent) be such as to affect the basis or efficacy of the covenants contained in Section 7.2.4 in ascertaining the financial condition of the Guarantor or the consolidated financial condition of the Guarantor and its Subsidiaries and the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES

SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make a Loan pursuant to the Commitments described in this Section 2.1.

SECTION 2.1.1. Commitment of Each Lender. On the Closing Date, each Lender will make a loan (relative to such Lender, its “Loan” and collectively, the “Loans”) to the Borrower equal to such Lender’s Commitment. Subject to Section 3.5, any amount of the Loans that are prepaid or repaid may not be reborrowed.

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SECTION 2.1.2. [Intentionally omitted.]

SECTION 2.1.3. Finnvera Guarantee.

(a)       Separate Agreement. Each Loan Party agrees and acknowledges that the Finnvera Guarantee is a separate arrangement from this Agreement and no Loan Party shall have any right or recourse against any Lender or the Administrative Agent in respect of or arising by reason of any payment made by Finnvera to any Lender or the Administrative Agent pursuant to the Finnvera Guarantee.

(b)       Obligations. Each Loan Party acknowledges that its liability to pay in full any sum under this Agreement is totally independent from and in no way conditional upon performance by the Builder of its obligations under the construction contract for the Purchased Vessel or under any agreement related thereto and shall not be affected in any way by any claim which such Loan Party may have or may consider that it has against the Builder.

(c)       Authorization to Act on Instructions. Each Loan Party agrees that the Administrative Agent may act on the instructions of Finnvera in relation to this Agreement; provided that such instructions shall otherwise be in accordance with, and as contemplated by, this Agreement and the Administrative Agent shall remain responsible for such actions to the extent contemplated by Article XI and Section 12.4.

(d)       No Claims against the Administrative Agent. Each Loan Party agrees that in case of any payment to the Lenders or the Administrative Agent pursuant to the Finnvera Guarantee, Finnvera shall, in addition to any other rights which it may have under the Finnvera Guarantee or otherwise, have full rights of subrogation against the Loan Parties and no Loan Party shall have any claims whatsoever in respect of any loss, damage or expense suffered or incurred by it against the Administrative Agent as a result of such payment by Finnvera.

(e)       Amendments to Finnvera Guarantee. The Administrative Agent agrees that it shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless the Required Lenders have approved such action in writing and that, so long as the Loans have not been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, the Administrative Agent shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless each Loan Party has approved such action in writing, provided that even if the Loans have been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, no amendment, waiver or other modification of the Finnvera Guarantee may, directly or indirectly, adversely affect the Borrower unless the Borrower has approved such action in writing.

SECTION 2.2. Reduction of Commitment Amount. The Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

SECTION 2.2.1. Optional. Subject to Section 4.4, the Borrower may, from time to time on any Business Day occurring prior to the initial Closing Date (or, if the Borrower has exercised its right under Section 3.5 hereof to prepay all of the Loans, prior to any reborrowing of the Loans pursuant to Section 3.5), voluntarily reduce the Commitment Amount; provided that all such reductions shall be made pro rata among the Lenders and shall require at least three

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Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $10,000,000 and in a multiple of $1,000,000.

SECTION 2.2.2. Mandatory. On and after the initial Closing Date, after giving effect to the Borrowings made on such date, the Commitment Amount shall be zero (but subject to reinstatement, in whole or in part, in accordance with Section 3.5).

SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 9:00 a.m., New York time, on a Business Day, the Borrower may irrevocably request, on not less than three Business Days’ notice, that a Borrowing be made. The Administrative Agent shall without delay inform the Lenders of any upcoming Borrowing. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in the applicable Borrowing Request. On or before 11:00 a.m., New York time, on the Business Day specified in the Borrowing Request, each Lender shall, without any set-off or counterclaim, deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Commitment. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Administrative Agent shall, without any set-off or counterclaim, promptly make such funds available, in accordance with the terms of the Finnvera Guarantee, to the Borrower (or to the order of the Borrower) on the Business Day specified in the Borrowing Request by wire transfer of same day funds to the accounts the Borrower shall have specified, in accordance with the terms of the Finnvera Guarantee, in its Borrowing Request. No Lender’s obligation to make a Loan shall be affected by any other Lender’s failure to make a Loan.

SECTION 2.4. Funding. Each Lender may, if it so elects, fulfill its obligation to make or continue its Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

SECTION 2.5. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loan owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the greater of the Commitment of, or the principal amount of the Loan owing to, such Lender.

(b)       The Administrative Agent, acting for this purpose as agent for the Borrower, shall maintain a register (the “Register”) which shall include recordation of (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Lender Assignment Agreement delivered

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to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)       Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b)above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments. The Borrower shall repay each Loan in twenty-four equal semi-annual installments on the last day of each Interest Period with respect to such Loan, as set forth on Schedule II hereto. For the avoidance of doubt, should the Borrower prepay and subsequently reborrow Loans pursuant to Section 3.5 hereof, then the Borrower shall repay Loans that are prepaid and subsequently reborrowed pursuant to Section 3.5, in twenty-four equal semi-annual installments on the last day of each Interest Period measured from the Closing Date for such prepaid and reborrowed Loans, as set forth on Schedule II hereto.

In addition, the Borrower

(a)       may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided that

(i)        any such prepayment shall be made pro rata among all Loans and applied in forward order of maturity, inverse order of maturity or ratably among all remaining installments, as the Borrower shall designate to the Administrative Agent;

(ii)       other than as expressly provided in Section 3.1(a)(iii), all such voluntary prepayments shall require at least five Business Days prior written notice to the Administrative Agent;

(iii)      such voluntary prepayment shall require three Business Days prior written notice to the Administrative Agent if such prepayment is to be made on the last day of an Interest Period with respect to the Loans being so prepaid and there is only one Interest Period applicable to all of the Loans; and

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(iv)      all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or the remaining amount of the Loans being prepaid);

(b)       shall, on the last day of the Interest Period on or about the seventh anniversary of the Closing Date, repay all or a portion of the Loans made by any Lender that has given notice not less than the date which is six months plus five (5) Business Days prior to such anniversary date to the Administrative Agent and the Borrower of its election to be repaid on such date, specifying the amount of such Loans that are required to be repaid (it being understood and agreed that each Lender may elect to give such notice in its sole discretion); provided that no such Loan (or portion thereof) shall be required to be repaid pursuant to this Section 3.1(b) to the extent (x) such Loan (or portion thereof) has been assigned in accordance with Section 4.8 or (y) such Lender has agreed subsequently in writing not to be so repaid, in each case, prior to such anniversary date.

(c)       shall, immediately upon any acceleration of the Stated Maturity Date of the Loans pursuant to Section 8.2 or 8.3 or the mandatory repayment of the Loans pursuant to Section 9.2, repay all Loans.

Each prepayment or repayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4, and shall be accompanied by accrued interest.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1. Rates Payable by the Borrower. (a) The Borrower shall pay interest on the Loans at a rate per annum during each Interest Period equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin.

(b)       Each Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan.

(c)       All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 3.2.2. Rates Payable to the Lenders. Upon receipt of the applicable funds from the Borrower, the Administrative Agent shall pay interest on the Loans to the Lenders at a rate per annum as set forth in Section 3.2.1(a).

SECTION 3.2.3. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the maturity, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum

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certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to the sum of (a) the rate of interest applicable to Loans at such time pursuant to Section 3.2.1 above plus (b) 2% per annum.

SECTION 3.2.4. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a)	on the Stated Maturity Date therefor;

(b)       on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan (but only on the principal so paid or prepaid);

(c)	on the last day of each Interest Period; and

(d)       on any Loan the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations of the Borrower arising under this Agreement or any Note after the date such amount is due and payable (whether on maturity, upon acceleration or otherwise) shall be payable upon demand of the Administrative Agent.

SECTION 3.2.5. Interest Rate Determination; Replacement Reference Lenders. Each Reference Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining the LIBO Rate in the event that no offered quotation appears on the LIBOR01 Page of the Reuters Monitor Money Rates Service and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Lenders. If any one or more of the Reference Lenders shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Lenders (provided, that, if all of the Reference Lenders other than the Administrative Agent fail to supply the relevant quotations, the interest rate will be fixed by reference only to the quotation obtained by the Administrative Agent in its capacity as a Reference Lender). If a Reference Lender ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Lender reasonably acceptable to the Borrower, and such replaced Reference Lender shall cease to be a Reference Lender hereunder. The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Lenders.

SECTION 3.3. Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of and as agent for each Lender, a commitment fee (the “Commitment Fees”) in an amount equal to the product of 1.10% per annum, multiplied by the daily unused portion of the Commitment Amount, multiplied by the actual number of days elapsed from December 18, 2009 to the initial Closing Date (and if the Loans are prepaid and reborrowed pursuant to Section 3.5, from the date of such prepayment to the subsequent Closing Date for such Loans), divided by 360 and shall be payable in arrears on April 1, 2010, July 1, 2010, October 1, 2010 and the Closing Date or, if earlier, the date the Commitments are terminated in full. Each payment of Commitment Fees to the Lenders shall be allocated by the Administrative

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Agent on the basis of each Lender’s ratable share of the unused portion of the Commitment Amount for the actual number of days elapsed.

SECTION 3.4. Finnvera Guarantee Premiums. The premiums on the Finnvera Guarantee shall accrue and be payable in accordance with this Section 3.4.

(a)       The Borrower shall pay to the Administrative Agent, for the account of and as agent for Finnvera, semi-annually in advance on the twentieth (20th) Business Day preceding the first day of each Interest Period, an amount equal to the product of the Applicable Premium Rate as of the immediately preceding Business Day and the outstanding principal amount of the Loans to be outstanding for such Interest Period, after giving effect to any repayment scheduled to be paid after such date but prior to the first day of such Interest Period, multiplied by the actual number of days in such Interest Period (or, if the Loans are prepaid pursuant to Section 3.5 and subsequently reborrowed, in the case of a premium paid on the subsequent Closing Date, the actual number of days in such Interest Period less the number of days from but excluding the date of prepayment of the Loans to and including the last day of the first Interest Period commencing on the initial Closing Date), divided by 360. The Administrative Agent shall pay the premium on the Finnvera Guarantee received from the Borrower to Finnvera semi-annually in advance on the Business Day immediately preceding the first day of each Interest Period for such Loans.

(b)       At the direction of the Borrower, premiums on the Finnvera Guarantee received by the Administrative Agent pursuant to this Section 3.4 shall be placed by the Administrative Agent on demand or fixed rate deposit, as directed by the Borrower, as soon as possible after receipt thereof and interest shall accrue thereon at the London Interbank Bid Rate until such time as the Administrative Agent pays such premiums to Finnvera. The Administrative Agent shall release interest earned pursuant to the immediately preceding sentence to the Borrower on the first day of the relevant Interest Period.

SECTION 3.5. Temporary Repayment. If the proceeds of the Loans have not been utilized to pay for delivery of the Purchased Vessel within 15 days after the initial Closing Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Administrative Agent in accordance with Sections 3.1(a)(ii) and 3.1(a)(iii) and specifying that such prepayment may be reborrowed under this Agreement, prepay all of the Loans together with accrued interest on the Loans being so prepaid. If the Purchased Vessel is delivered prior to February 15, 2011 (or such later date as may be necessary due to ice conditions for the Borrower to take delivery of the Purchased Vessel, but no later than April 15, 2011), the Borrower shall be permitted to submit one additional Borrowing Request in accordance with Section 2.3 to reborrow all of the Loans previously prepaid under this Section; provided, however, that the date of funding of any such reborrowed Loans shall not be later than April 15, 2011 and provided, further, that such date of funding shall be the Closing Date for all purposes hereunder with respect to such reborrowed Loans. Prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

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ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain any Loan bearing interest at a rate based on the LIBO Rate, the obligations of such Lender to make, continue or maintain any Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its Loan hereunder shall be automatically converted into an obligation to make, continue and maintain a Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Applicable Margin or, if such negotiated rate is not agreed upon by the Borrower and such Lender within fifteen Business Days, a rate equal to the Applicable Margin plus the greater of (x) the Prime Rate and (y) Federal Funds Rate from time to time in effect plus 0.50% per annum.

SECTION 4.2. Deposits Unavailable. If:

(a)       the Administrative Agent shall have determined that Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Reference Lenders in their relevant market;

(b)       the Administrative Agent shall have determined that by reason of circumstances affecting the Reference Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; or

(c)       before the close of business in London on the date of determination of the LIBO Rate for the relevant Interest Period or period, Lenders holding a majority of the aggregate unpaid principal amount of Loans determine that the cost to them of obtaining matching Dollar deposits in the relevant interbank market in respect of any Loan would be in excess of the LIBO Rate, then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Administrative Agent shall enter into negotiations in good faith in order to agree upon a mutually satisfactory interest rate to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate prior to the date occurring fifteen Business Days after the giving of such Determination Notice, the interest rate payable to the Lenders to take effect at the end of the Interest Period current at the date of the Determination Notice shall be equal to the sum of the Applicable Margin plus the greater of (x) the Prime Rate and (y) Federal Funds Rate from time to time in effect plus 0.50% per annum.

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SECTION 4.3. Increased LIBO Rate Loan Costs, etc. If a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)       subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its Commitment or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes or Other Taxes); or

(b)       change the basis of taxation to any Lender (other than a change in taxation on the overall net income of such Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)       impose, modify or deem applicable any reserve or capital adequacy requirements (other than the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)	impose on any Lender any other condition affecting its Commitment,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its Loan or maintaining its Commitment or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) the Lender concerned shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon demand pay to the Administrative Agent for the account of and as agent for such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate

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such amount is the Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a LIBO Rate Loan as a result of:

(a)       any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of an Interest Period, whether pursuant to Section 3.1, Section 3.5 or otherwise; or

(b)       any Loans not being made in accordance with the Borrowing Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return,

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(iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.6. Taxes. All payments by any Loan Party of principal of, and interest on, the Loans and all other amounts payable hereunder or under the Finnvera Commitment Letter shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Finnvera’s or any Lender’s net income or receipts of Finnvera or such Lender and franchise taxes imposed in lieu of net income taxes or receipts by the jurisdiction under the laws of which Finnvera or such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of such Loan Party’s activities in such other jurisdiction (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by any Loan Party hereunder or under the Finnvera Commitment Letter is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then such Loan Party will:

(a)       pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)       promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c)       pay to the Administrative Agent for the account of and as agent for Finnvera or the Lenders, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received (including any Taxes on such

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additional amounts) by Finnvera or each Lender will equal the full amount Finnvera or such Lender would have received had no such withholding or deduction been required.

In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

Moreover, if any Taxes are directly asserted against the Administrative Agent, Finnvera or any Lender with respect to any payment received or paid by the Administrative Agent, Finnvera or such Lender hereunder, under or in connection with the Finnvera Commitment Letter or under or in connection with any other Loan Document, the Administrative Agent, Finnvera or such Lender may pay such Taxes and the applicable Loan Party will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amounts) shall equal the amount such Person would have received had no such Taxes been asserted.

Any Person claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Person, be otherwise disadvantageous to such Person.

If any Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of Finnvera or the respective Lenders, the required receipts or other required documentary evidence, such Loan Party shall indemnify Finnvera and the Lenders for any incremental withholding Taxes, Other Taxes, interest or penalties or expenses that may become payable by Finnvera or any Lender as a result of any such failure (except to the extent that such amount becomes payable as a result of the failure of Finnvera or such Lender to provide timely notice to such Loan Party of the assertion of a liability related to the payment of Taxes or Other Taxes). For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of Finnvera or any Lender shall be deemed a payment by the applicable Loan Party.

If any Lender is entitled to any refund, credit, deduction or other reduction of Taxes or Other Taxes by reason of any payment made by any Loan Party in respect of any Tax or Other Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof (and, in the case of any such credit, utilization thereof), will pay to the applicable Loan Party such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such tax or such payment, less out-of-pocket

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expenses incurred by such Lender, provided that no Lender shall be obligated to disclose to any Loan Party any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) that is organized under the laws of a jurisdiction other than the United States agrees with the Guarantor and the Administrative Agent that it will (a) provide to the Administrative Agent and the Guarantor an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or, alternatively, Internal Revenue Service Form W-8BEN, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), and (b) notify the Administrative Agent and the Guarantor if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects. For any period with respect to which a Lender (or Participant) has failed to provide the Guarantor with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required hereunder) such Lender (or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Taxes imposed by reason of such failure.

If Finnvera should be come subrogated to the rights of any Lender under this Agreement then, for the purposes of the two paragraphs immediately preceding, the term “Lender” shall be deemed to include Finnvera.

No Loan Party shall have an obligation under this Section 4.6 to pay any indemnity or gross-up amount to Finnvera, any Lender or the Administrative Agent to the extent that such Loan Party has paid an amount with respect to that Tax or Other Tax to any party pursuant to any other provision of any Loan Document, the Finnvera Commitment Letter or the Lenders’ Commitment Letter.

SECTION 4.7. Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall pay to each Lender on the last day of any Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for each Loan of such Lender for each day during such Interest Period:

(i)        the principal amount of such Loan outstanding on such day; and

(ii)       the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii)	1/360.

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Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.8. Replacement Lenders, etc. If any Loan Party shall be required to make any payment to any Lender pursuant to Section 3.1(b), 4.3, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender’s Commitment and such Lender’s right to receive any Commitment Fee accruing after such termination and that portion of the Commitment Amount represented by such Lender’s Commitment, (b) prepay the affected portion of such Lender’s Loan in full, together with accrued interest thereon through the date of such prepayment and any amounts due in connection with such prepayment pursuant to Section 4.4 (provided that, except in the case of any payment to a Lender pursuant to Section 3.1(b), the Borrower shall not prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Administrative Agent shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with another Lender or an Eligible Assignee either (x) by, if an Eligible Assignee is not a Lender, becoming a party to this Agreement as a Lender by execution of and delivery to the Borrower and the Administrative Agent of counterparts of this Agreement, and such Lender or Eligible Assignee refinancing any Loans prepaid pursuant to clause (b) above with loans made by such Lender or Eligible Assignee (any such loans being “Loans” and having the identical terms as the Loans so prepaid, other than the rate of interest and tenor applicable to such loans, which rate of interest and tenor shall be as agreed between the Borrower and such financial institution, except that in no event shall the final maturity of such loans be later than the twelfth anniversary of the Closing Date of the Loans and the repayment schedule with respect to such loans (other than such financial institutions’ right to elect to be repaid on the seventh anniversary of the Closing Date pursuant to Section 3.1(b) hereof, which right may be retained or omitted at the option of the Borrower) shall provide for not less than equal semi-annual instalments calculated based on the maturity date with respect to such loans), or (y) pursuant to an assignment in accordance with Section 12.11.1, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the outstanding principal amount of the Loan owing to such Lender, together with accrued interest thereon to the

NYDOCS03/899036.8	25

date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.5, 4.6 and 4.7 to or for account of such Lender.

SECTION 4.9. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or the Notes shall be made by the Borrower to the Administrative Agent for the pro rata account of and as agent for the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in the immediately preceding sentence, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender without any setoff, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the Business Day preceding the first Business Day of such calendar month) and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.10. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6,4.7 and 12.11 and except as otherwise provided in Sections 3.1(a), 3.1(b), 3.5 and 4.12 to the extent such Sections permit prepayment of Loans on a non-ratable basis) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

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The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.11. Setoff. Upon the occurrence and during continuance of an Event of Default or Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations owing to it any and all balances, credits, deposits, accounts or moneys of any Loan Party then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the applicable Loan Party and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds. The Borrower shall apply the proceeds of the Borrowing in accordance with the fourth recital and, prior to such application, such proceeds shall be converted into Euro and be held in an account of the Borrower; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U. Unless security has previously been provided to the Lenders pursuant to and in accordance with Section 5.2.4 hereof, if the proceeds of the Loans have not been paid to the Builder or its order or to the Administrative Agent in prepayment of the Loans under Sections 3.1(a) or 3.5 by 9:59 p.m. (London time) on the second Business Day after any Closing Date, such proceeds shall be pledged by the Borrower as collateral pursuant to the Pledge Agreement, such pledge to be effective on and after such time. On or prior to the date that is 15 days after the initial Closing Date, the Borrower shall notify the Administrative Agent whether any of the proceeds of the Loans are to be returned to the Administrative Agent as prepayment in accordance with Section 3.5 or to be held as cash collateral until the earlier of (i) disbursement to the Builder and (ii) prepayment of the Loans pursuant to Sections 3.1(a) or 9.2.

ARTICLE V

CONDITIONS TO BORROWING

SECTION 5.1. Effectiveness. The obligations of the Lenders to fund the Borrowings shall be effective on and as of the first date, on or before March 31, 2010 (the “Effective Date”), on which each of the conditions precedent set forth in this Section 5.1 shall have been satisfied.

SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Loan Party:

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(a)       a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document to which it is a party and as to the truth and completeness of the attached:

(x) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party, and

(y) Organic Documents of such Loan Party,

and upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of such Loan Party canceling or amending such prior certificate;

(b)       Certificates of Good Standing issued by the relevant Liberian authorities in respect of each Loan Party; and

(c)       evidence that the Borrower or the Guarantor has paid not less than 20% of the purchase price of the Purchased Vessel.

SECTION 5.1.2. [Intentionally omitted.]

SECTION 5.1.3. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and each Lender, from:

(a)       Bradley Stein, Esq., counsel to each Loan Party, substantially in the form of Exhibit C hereto;

(b)       Watson, Farley & Williams (New York) LLP, counsel to each Loan Party, as to Liberian Law and New York Law, substantially in the form of Exhibit D hereto; and

(c)       Hannes Snellman, counsel to the Administrative Agent, as to Finnish Law, substantially in the form of Exhibit F hereto.

SECTION 5.1.4. Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower or Guarantor shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for the account of any of the Lenders) and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Effective Date.

SECTION 5.1.5. Finnvera Guarantee. The Finnvera Guarantee shall have been duly authorized, executed and delivered to the Administrative Agent.

SECTION 5.2. The Loans. The obligation of each Lender to fund any Loan on any Closing Date, including pursuant to a reborrowing under Section 3.5 hereof except as expressly

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provided for in Sections 5.2.6 and 5.2.8 hereof, shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing the following statements shall be true and correct:

(a)       the representations and warranties set forth in Article VI (excluding, however, those contained in Sections 6.9, 6.10 and 6.12) shall be true and correct with the same effect as if then made; and

(b)       no Default and no Prepayment Event shall have occurred and be continuing.

SECTION 5.2.2. Borrowing Request. The Administrative Agent shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by each Loan Party that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3. Finnvera Guarantee. (a) All premiums, fees and invoiced expenses due and payable prior to the effectiveness of the Finnvera Guarantee shall have been paid by the Borrower or the Guarantor.

(b)	The Finnvera Guarantee shall be effective.

SECTION 5.2.4. Ratings Condition. The Loans shall not be disbursed on an unsecured basis unless, at the time of disbursement, the Guarantor’s Senior Debt Ratings are BB- or higher by S&P and Ba3 or higher by Moody’s (the “Ratings Condition”). If the Ratings Condition shall not be satisfied on the Closing Date, the Loans shall not be disbursed unless secured, at the option of the Borrower, either (i) by the Purchased Vessel and the insurance proceeds relating to the Purchased Vessel or (ii) by the proceeds of the Loans disbursed hereunder, in each case in accordance with the terms and conditions of the Finnvera Guarantee.

SECTION 5.2.5. Timing of Disbursement. The Administrative Agent shall have received from the Borrower evidence that the Closing Date is not earlier than two Business Days prior to the scheduled date of delivery, nor later than the actual date of delivery, of the Purchased Vessel to the Borrower.

SECTION 5.2.6. Pledge Agreement. For the initial Closing Date, and if the Loans are prepaid pursuant to Section 3.5 hereof, for the Closing Date with respect to such subsequent reborrowing, the Pledge Agreement shall have been duly executed and delivered to the Administrative Agent.

SECTION 5.2.7. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower or Guarantor shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for the account of any of the Lenders) and all invoiced expenses

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of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Closing Date.

SECTION 5.2.8. Opinions of Counsel. The Administrative Agent shall have received opinions dated as of the Closing Date and addressed to the Administrative Agent and each Lender:

(a)       from Norton Rose LLP, counsel to the Administrative Agent, as to English law, substantially in the form of Exhibit H hereto;

(b)       from Bradley Stein, Esq., counsel to the Borrower, substantially in the form of Exhibit I hereto;

(c)       from Watson, Farley & Williams (New York) LLP, counsel to the Borrower, as to Liberian Law, substantially in the form of Exhibit J hereto; and

(d)       if security is required to be delivered to the Administrative Agent pursuant to Section 5.2.4, from counsels reasonably acceptable to the Administrative Agent and Finnvera (as specified in the Finnvera Guarantee) as to such matters relating to the security as the Administrative Agent and/or Finnvera (as specified in the Finnvera Guarantee) may reasonably request;

provided, however, that if the Loans are prepaid pursuant to Section 3.5 hereof, this Section 5.2.8 shall apply to the Closing Date of the reborrowing of such Loans.

SECTION 5.2.9. Delivery of Notes. The Administrative Agent shall have received, for the account of the respective Lenders that have made a request under Section 2.5 prior to the initial Closing Date, Notes duly executed and delivered by the Borrower.

SECTION 5.3. The Borrowing. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify Finnvera and the Lenders of the occurrence of the Effective Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to (i) the Administrative Agent and each Lender as set forth in this Article VI as of the Effective Date and (ii) to the Administrative Agent and any Lender that is making a Loan on any Closing Date as set forth in this Article VI, except with respect to the representations and warranties in Section 6.9, 6.10 and 6.12, as of such Closing Date.

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SECTION 6.1. Organization, etc. Each Loan Party and each of the Principal Subsidiaries is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; each Loan Party is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and each Loan Party has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform its Obligations.

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a)	contravene such Loan Party’s Organic Documents;

(b)       contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)       contravene any court decree or order binding on such Loan Party or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)       contravene any contractual restriction binding on such Loan Party or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)       result in, or require the creation or imposition of, any Lien on any of the properties of such Loan Party except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party (except for authorizations or approvals not required to be obtained on or prior to the Effective Date that have been obtained or actions not required to be taken on or prior to the Effective Date that have been taken). Each Loan Party and each Principal Subsidiary holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Effective Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Environmental Laws. Each Loan Party and each Principal Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

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SECTION 6.5. Validity, etc. This Agreement constitutes, and each of the other Loan Documents will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each Loan Party party thereto, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6. Financial Information. The consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2009, and the related consolidated statements of operations and cash flows of the Guarantor and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as at December 31, 2009 and the results of their operations for the Fiscal Year then ended. Since December 31, 2009 there has been no material adverse change in the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole.

SECTION 6.7. No Default or Prepayment Event. No Default or Prepayment Event has occurred and is continuing.

SECTION 6.8. Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Principal Subsidiary, that (i) except as set forth in filings made by the Guarantor with the Securities and Exchange Commission, in the Guarantor’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Guarantor and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.9. Vessels.

SECTION 6.9.1. The Guarantor represents and warrants that each Vessel (other than the Purchased Vessel) is

(a)	legally and beneficially owned by the Guarantor or a Principal Subsidiary,

(b)       registered in the name of the Guarantor or such Principal Subsidiary under the flag identified in Item 6.9(b) of the Disclosure Schedule,

(c)	classed as required by Section 7.1.4.A(b),
(d)	free of all Liens, other than Liens permitted by Section 7.2.3.A,
(e)	insured against loss or damage in compliance with Section 7.1.5, and

(f)        chartered exclusively to or operated exclusively by the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries, except as otherwise permitted pursuant to Section 7.1.4.A.

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SECTION 6.9.2. The Borrower represents and warrants that immediately following the delivery of the Purchased Vessel to the Borrower the Purchased Vessel will be:

(a)	legally and beneficially owned by the Borrower,

(b)       registered in the name of the Borrower under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c)	classified as required by Section 7.1.4.A(b),
(d)	free of all Liens, other than Liens permitted pursuant to Section 7.2.3.B,
(e)	insured against loss or damage in compliance with Section 7.1.5, and

(f)        exclusively operated by or chartered to the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries.

SECTION 6.10. Subsidiaries. The Guarantor has no Subsidiaries on the Effective Date, except those Subsidiaries which are identified in Item 6.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are designated with an asterisk in Item 6.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are direct or indirect wholly-owned Subsidiaries of the Guarantor, except to the extent any such Existing Principal Subsidiary or an interest therein has been sold in accordance with clause (b) of Section 7.2.7 or such Existing Principal Subsidiary no longer owns a Vessel.

SECTION 6.11. Obligations rank pari passu. The Obligations of each Loan Party rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of such Loan Party.

SECTION 6.12. Withholding, etc. As of the Effective Date, no payment to be made by any Loan Party under any Loan Document to which it is a party is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.13. No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the Notes (except for filings, recordings, registrations or payments not required to be made on or prior to the Effective Date that have been made).

SECTION 6.14. No Immunity. Each Loan Party is subject to civil and commercial law with respect to its Obligations. Neither any Loan Party nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

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SECTION 6.15. Pension Plans. To the extent that, at any time after the Effective Date, there are any Pension Plans, no steps will have been taken to terminate any Pension Plan, and no contribution failure will have occurred with respect to any Pension Plan, in each case which could (a) give rise to a Lien under section 302(f) of ERISA and (b) result in the incurrence by the Guarantor or any member of the Controlled Group of any material liability, fine or penalty.

SECTION 6.16. Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.17. Regulation U. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.18. Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Guarantor, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Guarantor to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Guarantor’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Guarantor by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Guarantor in good faith.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. Each Loan Party agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid in full, such Loan Party will perform its obligations set forth in this Section 7.1.

SECTION 7.1.1. Financial Information, Reports, Notices, etc.

SECTION 7.1.1.A. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender and Finnvera, as the case may be) the following financial statements, reports, notices and information:

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(a)       not later than 120 days after the end of each Fiscal Year its unaudited financial statements for each of its Fiscal Years. Each set of financial statements delivered pursuant to this Section 7.1.1.A(a) shall be in accordance with GAAP and certified as to their correctness in all material respects by the chief financial officer or the treasurer of the Borrower;

(b)       as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(c)       as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect its business, operations or financial condition;

(d)       as soon as the Borrower becomes aware thereof, notice of any suspension or revocation of the Purchased Vessel’s classification; and

(e)       such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.1.B. The Guarantor will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender and Finnvera, as the case may be) the following financial statements, reports, notices and information:

(a)       as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Guarantor, a copy of the Guarantor’s report on Form 10-Q (or any successor form) as filed by the Guarantor with the Securities and Exchange Commission for such Fiscal Quarter, containing unaudited consolidated financial statements of the Guarantor for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)       as soon as available and in any event within 120 days after the end of each Fiscal Year of the Guarantor, a copy of the Guarantor’s annual report on Form 10-K (or any successor form) as filed by the Guarantor with the Securities and Exchange Commission for such Fiscal Year, containing audited consolidated financial statements of the Guarantor for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLC or another firm of independent public accountants of similar standing;

(c)       together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Guarantor, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in

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reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

(d)       as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Guarantor setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Guarantor has taken and proposes to take with respect thereto;

(e)       as soon as the Guarantor becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Guarantor in filings with the SEC;

(f)        as soon as the Guarantor becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole;

(g)       promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to all holders of each security issued by the Guarantor, and all registration statements which the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(h)       within seven days after the delivery of the Purchased Vessel, (i) evidence as to the ownership of such Vessel by the Borrower, which evidence shall include a copy of the Protocol of Delivery and Acceptance, signed by the Builder and the Borrower, and the registration of the Purchased Vessel in the relevant ship’s register, in the name of the Borrower as shipowner, the (ii) disclosure of all Liens on such Vessel, other than Liens permitted by Section 7.2.3.B, (iii) evidence of the class of such Vessel; and (iv) evidence as to all required insurance being in effect with respect to such Vessel;

(i)        as soon as the Guarantor becomes aware thereof, notice of any suspension or revocation of the Purchased Vessel’s classification; and

(j)        such other information (x) respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries, (y) respecting the transactions and documents related to the Purchased Vessel or the delivery of the Purchased Vessel or (z) as may be required to enable the Administrative Agent to obtain the full benefit of the Finnvera Guarantee, as any Lender or Finnvera, in either case through the Administrative Agent, may from time to time reasonably request;

provided, however, that information required to furnished to the Administrative Agent under subsections (a), (b) and (g) of this Section 7.1.1.B shall be deemed furnished to the Administrative Agent when available free of charge on the Guarantor’s website at http://www.rclinvestor.com or the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents. Each Loan Party will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and

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approvals as may be required for (a) such Loan Party to perform its obligations under this Agreement and the other Loan Documents to which it is a party and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of each Vessel in compliance with all applicable laws.

SECTION 7.1.3. Compliance with Laws, etc. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)       in the case of each of such Loan Party and the Principal Subsidiaries, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b)       in the case of the Guarantor, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)       the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings; and

(d)	compliance with all applicable Environmental Laws.

SECTION 7.1.4. Vessels.

SECTION 7.1.4.A. The Guarantor will (or will cause the applicable Principal Subsidiary to):

(a)       cause each Vessel to be chartered exclusively to or operated exclusively by the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries, provided that the Guarantor or such Subsidiary may charter out (i) any Vessels representing not more than 25% of the berths of all Vessels to entities other than the Guarantor and the Guarantor’s wholly-owned Subsidiaries and (ii) any Vessel for a time charter not to exceed one year in duration; and

(b)       cause each Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing.

SECTION 7.1.4.B. The Borrower will cause the Purchased Vessel to be exclusively operated by or chartered to the Guarantor or one of the Guarantor’s wholly-owned Subsidiaries, provided that the Guarantor or such wholly-owned Subsidiary may charter out the Purchased Vessel on a time charter with a stated duration not in excess of one year.

SECTION 7.1.5. Insurance. The Guarantor will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to all of the material properties and operations of each Loan Party and

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each Principal Subsidiary against such casualties, third-party liabilities and contingencies and in such amounts as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Guarantor or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Guarantor setting forth the nature and extent of all insurance maintained by the Guarantor and the Subsidiaries and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records. The Guarantor will, and will cause each of its Principal Subsidiaries (including the Borrower) to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.2. Negative Covenants. Each Loan Party agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, such Loan Party will perform its obligations applicable to it set forth in this Section 7.2.

SECTION 7.2.1. Business Activities.

SECTION 7.2.1.A. The Guarantor will not, and will not permit any of its Subsidiaries to, engage in any business activity other than those engaged in by the Guarantor and its Subsidiaries on the date hereof and other business activities reasonably related thereto.

SECTION 7.2.1.B. The Borrower will not engage in any business activity other than the ownership, operation and chartering of the Purchased Vessel and other business activities reasonably related thereto.

SECTION 7.2.2. Indebtedness.

SECTION 7.2.2.A. The Guarantor will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)       Indebtedness secured by Liens of the type described in Section 7.2.3.A;

(b)       Indebtedness owing to the Guarantor or a wholly owned direct or indirect Subsidiary of the Guarantor;

(c)       Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the initial Closing Date;

(d)       Indebtedness in an aggregate principal amount not to exceed the amount specified therefor in Section 7.2.3.A(c) at any time outstanding; and

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(e)	any Existing Debt.

SECTION 7.2.2.B. The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)       Indebtedness under this Agreement and the Notes and Indebtedness secured by Liens of the type described in Section 7.2.3.B;

(b)       Indebtedness owing to the Guarantor or a wholly owned direct or indirect Subsidiary of the Guarantor; and

(c)       Indebtedness in an aggregate outstanding amount not to exceed $25,000,000 at any time.

SECTION 7.2.3. Liens.

SECTION 7.2.3.A. The Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)       Liens on the vessel BRILLIANCE OF THE SEAS existing as of the Effective Date and securing the Existing Debt (and any Lien on BRILLIANCE OF THE SEAS securing any refinancing of the Existing Debt, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(b)       Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Guarantor after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Guarantor or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(c)       in addition to other Liens permitted under this Section 7.2.3.A, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2.A(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x) 3.5% of the total assets of the Guarantor and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $225,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such

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Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Guarantor and (ii) in the case of any other assets, by an officer of the Guarantor or by the board of directors of the Guarantor);

(d)       Liens on assets acquired after the Effective Date by the Guarantor or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Guarantor or any of its Subsidiaries in anticipation thereof;

(e)       Liens on any asset of any corporation that becomes a Subsidiary of the Guarantor (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Guarantor is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Guarantor and were not created by the Guarantor or any of its Subsidiaries in anticipation thereof;

(f)        Liens securing Government-related Obligations of the Guarantor or its Subsidiaries;

(g)       Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)       Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(i)        Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew’s wages and salvage;

(k)       Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings; and

(l)	Liens on Vessels that:

(i)        secure obligations covered (or reasonably expected to be covered) by insurance;

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(ii)       were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)      were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings.

SECTION 7.2.3.B. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)	Liens securing Government-related Obligations of the Borrower;

(b)       Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(c)       Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(d)       Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(e)	Liens for current crew’s wages and salvage;

(f)        Liens arising by operation of law as the result of the furnishing of necessaries for the Purchased Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(g)	Liens on the Purchased Vessel that:

(i)        secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)       were incurred in the course of or incidental to trading the Purchased Vessel in connection with repairs or other work to the Purchased Vessel; or

(iii)      were incurred in connection with work to the Purchased Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

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provided that, in each case described in this clause (g), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings; and

(h)       Liens securing obligations in an aggregate outstanding amount not to exceed $25,000,000 at any time.

SECTION 7.2.4. Financial Condition. The Guarantor will not permit:

(a)       Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)       Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

(c)       Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Guarantor and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Guarantor and its Subsidiaries have a consolidated net loss).

SECTION 7.2.5. Investments.

SECTION 7.2.5.A. The Guarantor will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

(a)       the Guarantor or any direct or indirect wholly owned Subsidiary of the Guarantor; and

(b)       other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 7.2.5.B. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person other than:

(a)       Investments in the Guarantor or any direct or indirect wholly-owned Subsidiary of the Guarantor and

(b)       Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 7.2.6. Consolidation, Merger, etc.

SECTION 7.2.6.A. The Guarantor will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other

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corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

(a)       any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Guarantor or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Guarantor or any other Subsidiary; and

(b)       so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Guarantor or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Guarantor or any such Subsidiary, or the Guarantor or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)        after giving effect thereto, the Stockholders’ Equity of the Guarantor and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)       in the case of a merger involving the Guarantor where the Guarantor is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Guarantor’s obligations hereunder and under the other Loan Documents to which it is a party.

SECTION 7.2.6.B. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person without the prior written consent (not to be unreasonably withheld) of the Required Lenders and Finnvera.

SECTION 7.2.7. Asset Dispositions, etc. The Guarantor will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

(a)	sales of assets (including, without limitation, Vessels) so long as:

(i)        the aggregate net book value of all such assets sold during each 12-month period commencing on the Effective Date, and each anniversary of the Effective Date, does not exceed an amount equal to the greater of (x) 7.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $250,000,000, provided however, that in no event shall the aggregate net book value of fixed assets disposed over the life of the Agreement (determined as of the date of any such sale) exceed 25% of Stockholders’ Equity as at the end of the most recently completed fiscal quarter; and

(ii)       to the extent any asset has a fair market value in excess of $25,000,000 the Guarantor or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith

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by (x) in the case of any Vessel, the board of directors of the Guarantor and (y) in the case of any other asset, an officer of the Guarantor or its board of directors);

(b)       sales of capital stock of any Principal Subsidiary of the Guarantor so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

(c)       sales of capital stock of any Subsidiary other than a Principal Subsidiary;

(d)	sales of other assets in the ordinary course of business; and

(e)       sales of assets between or among the Guarantor and Subsidiaries of the Borrower.

SECTION 7.2.8. Transactions with Affiliates. The Guarantor will not, and will not permit any of the Principal Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than arrangements or contracts among the Guarantor and its wholly-owned Subsidiaries) unless such arrangement or contract is on an arms’-length basis, provided that, to the extent that the aggregate fair value of the goods furnished or to be furnished or the services performed or to be performed under all such contracts or arrangements in any one Fiscal Year does not exceed $25,000,000, such contracts or arrangements shall not be subject to this Section 7.2.8.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. Any Loan Party shall default in the payment when due of any principal of or interest on any Loan, any Commitment Fee, the fees provided for in Section 11.8 or the Finnvera Guarantee Premium, provided that in the case of a default in the payment of interest on any Loan, any Commitment Fee or the Finnvera Guarantee Premium, such default shall continue unremedied for a period of at least two Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent, and in the case of any other amount (other than payment of principal of any Loan), such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Loan Party made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document to which it is a party (other than the covenants set forth in Sections 4.12 and 7.2.4) and such default shall continue unremedied for a period of

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five days after notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) such Loan Party is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to such Loan Party).

SECTION 8.1.4. Default on Other Indebtedness. The Guarantor or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $50,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 8.1.5. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a)       the institution of any steps by the Guarantor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Guarantor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or

(b)       a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and, in each case, such event shall continue unremedied for a period of five Business Days after notice thereof shall have been given to the Guarantor by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 15 days (commencing on the first day of such five-Business-Day period) and (b) the Guarantor is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 15 days).

SECTION 8.1.6. Bankruptcy, Insolvency, etc. Any Loan Party or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

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(a)       generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)       apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)       in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that such Loan Party hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)       permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that such Loan Party hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)       take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.7. Ownership of Principal Subsidiaries. Except as a result of a disposition permitted pursuant to clauses (a) or (b) of Section 7.2.7, the Guarantor shall cease to own beneficially and of record all of the capital stock of each Existing Principal Subsidiary.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.6 shall occur with respect to any Loan Party, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.6 with respect to any Loan Party) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower, declare all of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other

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Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 9.1.1. Change in Ownership. Any Person other than a member of the Existing Group (a “New Shareholder”) shall acquire (whether through legal or beneficial ownership of capital stock, by contract or otherwise), directly or indirectly, effective control over more than 30% of the Voting Stock and:

(a)       the members of the Existing Group have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) in the aggregate, directly or indirectly, effective control over fewer shares of Voting Stock than does such New Shareholder; and

(b)       the members of the Existing Group do not collectively have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) the right to elect, or to designate for election, at least a majority of the Board of Directors of the Guarantor.

SECTION 9.1.2. Change in Board. During any period of 24 consecutive months, a majority of the Board of Directors of the Guarantor shall no longer be composed of individuals:

(a)	who were members of said Board on the first day of such period; or

(b)       whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board who were members of said Board on the first day of such period; or

(c)       whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board referred to in the foregoing clauses (a) and (b).

SECTION 9.1.3. Unenforceability. Any Loan Document to which it is a party shall cease to be the legally valid, binding and enforceable obligation of each Loan Party party thereto (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of counsel to the Loan Parties set forth as Exhibit D or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower or the Guarantor by any Lender.

SECTION 9.1.4. Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Guarantor or any Principal

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Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.5. Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any of the covenants applicable to such Loan Party set forth in Sections 4.12 or 7.2.4.

SECTION 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any of the Principal Subsidiaries by a court of competent jurisdiction and the Guarantor or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)       enforcement proceedings in respect of any material assets of the Guarantor or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or

(b)       there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.7. Condemnation, etc. Any Vessel or Vessels shall be condemned or otherwise taken under color of law and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.8. Arrest. Any Vessel or Vessels shall be arrested and the same shall continue unremedied for at least 20 days, unless the same would not have a Material Adverse Effect.

SECTION 9.1.9. Unenforceability of Finnvera Guarantee. The Finnvera Guarantee shall be fully or partially withdrawn, suspended, terminated, revoked or cancelled or shall otherwise cease to be the legally valid, binding and enforceable obligation of Finnvera except if caused solely by the action or inaction of the holder or beneficiary of the Finnvera Guarantee.

SECTION 9.1.10. Change in Ownership of the Borrower. The Guarantor ceases to own beneficially directly or indirectly at least 100% of the issued stock carrying voting rights of the Borrower.

SECTION 9.1.11. Total Loss. The Purchased Vessel is or becomes a Total Loss and the period of one hundred eighty days from such Total Loss has elapsed. “Total Loss” for these purposes shall mean an actual, constructive, agreed, compromised or arranged total loss of the Purchased Vessel or a requisition for title or other compulsory acquisition of the Purchased Vessel otherwise than by requisition for hire.

SECTION 9.1.12. Sale/Disposal of Purchased Vessel. The Purchased Vessel is sold, transferred or otherwise disposed of by the Borrower other than to a wholly-owned Subsidiary of the Guarantor.

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SECTION 9.1.13. Delayed Delivery of Purchased Vessel. (a) Within 15 days after the initial Closing Date any Loans have not been utilized to pay for delivery of the Purchased Vessel, unless (i) the Loans have been returned to the Administrative Agent as prepayment in accordance with Section 3.1(a) or 3.5 or (ii) the proceeds of the Loans have been deposited to the account pledged under the Pledge Agreement in accordance with Section 4.12.

(b)       The Loans have not been utilized to pay for delivery of the Purchased Vessel by July 13, 2011.

SECTION 9.1.14. Prepayment Triggered Under Finnvera Guarantee. The Administrative Agent shall have received written notice from Finnvera that a Specified Event (as defined in the Finnvera Guarantee) shall have occurred and be continuing until such time, if any, as Finnvera, in its sole discretion, withdraws or revokes such notice.

SECTION 9.2. Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loans and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of each Loan and all accrued and unpaid interest thereon and all other Obligations) and (b) terminate the Commitments (if not theretofore terminated).

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all payment Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guarantee or any other Loan Document. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

SECTION 10.2. Guarantee Absolute. The Guarantor guarantees that, to the fullest extent permitted by applicable law, the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of the Guarantor

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under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following, in each case, to the fullest extent permitted by applicable law:

(a)       any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)       any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of the Borrower under the Loan Documents or any other assets of the Borrower or any other assets of the Borrower or any of its Subsidiaries;

(e)       any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)        any failure of the Administrative Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to such party (the Guarantor waiving any duty on the part of the other parties hereto to disclose such information);

(g)       the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

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This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 10.3. Waivers and Acknowledgments.

(a)       The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person.

(b)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)       The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

(d)       The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of its Subsidiaries or the Borrower now or hereafter known by the Administrative Agent or such Lender, as applicable.

(e)       The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.2 and this Section 10.3 are knowingly made in contemplation of such benefits.

SECTION 10.4. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Guarantee or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Administrative Agent against the Borrower, whether or not such claim, remedy or right arises in

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equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and (b) the expiration or termination of the Commitments, such amount shall be received and held in trust for the benefit of the Lenders and the Administrative Agent, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) the Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and (iii) the Commitments shall have expired or been terminated, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guarantee.

SECTION 10.5. Subordination. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all debts, liabilities and other Obligations owed to the Guarantor or any such Subsidiary, as the case may be, by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.5:

(a)       Prohibited Payments, Etc. Except during the continuance of an Event of Default under Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor and its Subsidiaries may receive payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), unless the Required Lenders otherwise agree, the Guarantor and its Subsidiaries shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)       Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor or any of its Subsidiaries receive payment of any Subordinated Obligations.

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(c)       Turn-Over. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor and its Subsidiaries shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

(d)       Administrative Agent Authorization. After the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1.1 or 8.1.6 (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor and its Subsidiaries, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor and its Subsidiaries (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(e)       Liens. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all present and future Liens of the Guarantor or any such Subsidiary, as the case may be, on the Purchased Vessel or any other property or assets of the Borrower, to any and all present and future Liens of the Lenders, or any security trustee acting on their behalf granted to secure the Obligations of the Borrower under the Loan Documents (the “Senior Indebtedness”), notwithstanding the respective times of attachment of the interests of the Lenders, the Guarantor or its Subsidiaries, or the respective times that the Subordinated Obligations or the Senior Indebtedness arise or are incurred.

SECTION 10.6. Continuing Guarantee; Assignments. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and (ii) the termination or expiration of the Commitments, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such assignor herein or otherwise, in each case as and to the extent provided in Section 12.11.1. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

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ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1. Actions. Each Lender hereby appoints SEB as its agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, each of its Affiliates and their respective officers, advisors, directors and employees, according to such Lender’s pro rata share of the Loans, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against, the Administrative Agent acting in its capacity as Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s reasonable determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 11.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., London time, on the day prior to the Borrowing that such Lender will not make available the amount which would constitute its pro rata share of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may make available to the Borrower a

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corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising the Borrowing.

SECTION 11.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender or Finnvera for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Assignee Lender as provided in Section 12.11.1; (ii) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Loan Party or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Guarantor and all Lenders, provided that any such resignation shall not become effective until a successor Administrative Agent for such resigning Administrative Agent has been appointed as provided in this Section 11.4 and such successor Administrative Agent has accepted such appointment. If the Administrative Agent at any time shall resign, the Required Lenders shall, subject to the consent of the Guarantor (such consent not to be unreasonably withheld) appoint another Lender as a successor to the Administrative Agent which shall thereupon become the Administrative Agent’s successor hereunder; provided, that the Required Lenders shall, subject to the consent of the Guarantor (unless an Event of Default or a Prepayment Event shall have occurred and be continuing) (such consent not to be unreasonably withheld) and subject also to the consent of Finnvera (such consent not to be unreasonably withheld), offer to each of the other Lenders in turn, in the order of their respective Commitment Amounts, the right to become successor Administrative Agent. If no successor Administrative Agent for the resigning Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of

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the Lenders or a commercial banking institution having a combined capital and surplus of at least $500,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Guarantor (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. If no successor shall have accepted its appointment as Administrative Agent hereunder within 30 days after the resignation of the resigning Administrative Agent then the Required Lenders shall cooperate in good faith to execute the duties of the Administrative Agent hereunder and under the other Loan Documents and shall be entitled to the rights and indemnities of the Administrative Agent hereunder and the resigning Administrative Agent’s resignation shall be effective upon such date and it shall thereupon be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:

(a)       this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b)	Section 12.3 and Section 12.4 shall continue to inure to its benefit.

If a Lender acting as the Administrative Agent assigns its Loan to one of its Affiliates, the Administrative Agent may, subject to the consent of the Guarantor (such consent not to be unreasonably withheld) assign its rights and obligations as Administrative Agent to such Affiliate.

SECTION 11.5. Loans by the Administrative Agent . The Administrative Agent shall have the same rights and powers with respect to (x) the Loan made by it or any of its Affiliates, and (y) the Note held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of a Loan Party as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Administrative Agent shall not have any duty to disclose information obtained or received by it or any of its Affiliates relating to any Loan Party or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

SECTION 11.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, each other Agent and each other Lender, and based on such Lender’s review of the financial information of each Loan Party, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to

NYDOCS03/899036.8	56

make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 11.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by any Loan Party pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by such Loan Party). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from each Loan Party for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement. The Administrative Agent (a) shall give prompt notice to Finnvera of any approvals of Finnvera requested by any Loan Party or Lender pursuant to the terms of this Agreement, (b) shall provide Finnvera copies of (i) all amendments, waivers or other modifications to this Agreement and (ii) all information related to any Loan Party requested by Finnvera to the extent such information is received from a Loan Party and (d) shall give prompt notice to Finnvera of the termination of this Agreement and any prepayment of the Loans hereunder.

SECTION 11.8. Agency Fee. The Guarantor agrees to pay to the Administrative Agent for its own account an annual agency fee in an amount, and at such times, heretofore agreed to in writing between the Guarantor and the Administrative Agent.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1. Waivers, Amendments, etc. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by each Loan Party, the Required Lenders and Finnvera (in the case of Finnvera, such consent not to be unreasonably withheld or delayed); provided that no such amendment, modification or waiver which would:

(a)       modify this Section 12.1, change the definition of “Required Lenders”, release the Guarantor from its obligations under Article X or waive compliance with any such obligations, modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender and Finnvera;

(b)       increase the Commitment of any Lender, reduce any fees described in Article III, extend any date fixed for payment, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender affected thereby and Finnvera; or

(c)       affect the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver

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thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 12.2. Notices. (a) All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or such Loan Document or at such other address, or facsimile number as may be designated by such party in a notice to the other parties; provided that notices, information, documents and other materials that any Loan Party is required to deliver hereunder may be delivered to the Administrative Agent and the Lenders as specified in Section 12.2(b). Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.

(b)       So long as SEB is the Administrative Agent, each Loan Party may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a Borrowing, (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Prepayment Event or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or a Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to agency@seb.co.uk; provided that any Communication requested pursuant to Section 7.1.1B(h) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)       Each Loan Party agrees that the Administrative Agent may make such items included in the Communications as the Guarantor may specifically agree available to the Lenders by posting such notices, at the option of the Guarantor, on Intralinks (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular

NYDOCS03/899036.8	58

purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(2)       The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

(c)       Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) of such Lender’s e-mail address to which a Notice may be sent by electronic transmission on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)       Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 12.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of Finnvera and the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and counsel to Finnvera and of local counsel, if any, who may be retained by counsel to the Administrative Agent or counsel to Finnvera) in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document. The Borrower also agrees to reimburse the Administrative Agent, Finnvera and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent, Finnvera or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations or the rights of the Administrative Agent and Finnvera under or in connection with the Loan Documents.

SECTION 12.4. Indemnification. In consideration of the execution and delivery of this Agreement and the other Loan Documents by the Administrative Agent, Finnvera and each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Administrative Agent, Finnvera, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the Notes or the other Loan Documents or the transactions contemplated

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hereby or thereby (including, without limitation, any Taxes (as defined in the Finnvera Guarantee) arising as a result of payments made to Finnvera by the Administrative Agent acting as the Guarantee Holder under the Finnvera Guarantee) or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 12.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided, that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall

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have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 12.5. Survival. The obligations of the Loan Parties under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 12.3 and 12.4, and the obligations of the Lenders under Section 11.1, shall in each case survive any termination of this Agreement and the other Loan Documents, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Loan Parties in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 12.6. Severability. Any provision of this Agreement or the Notes which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.7. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

SECTION 12.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each Loan Party and each Lender (or notice thereof satisfactory to the Administrative Agent and the Guarantor) shall have been received by the Administrative Agent and the Guarantor (or, in the case of any Lender, receipt of signature pages transmitted by facsimile) and notice thereof shall have been given by the Administrative Agent to the Guarantor and each Lender.

SECTION 12.9. Governing Law. THIS AGREEMENT AND EACH NOTE SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

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(a)       except to the extent permitted under Section 7.2.6, no Loan Party may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

(b)       the rights of sale, assignment and transfer of the Lenders are subject to Section 12.11.

SECTION 12.11. Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loan and Commitment to one or more other Persons in accordance with this Section 12.11.

SECTION 12.11.1. Assignments. Any Lender,

(i)        with the written consents of the Guarantor and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Guarantor, shall be deemed to have been given in the absence of a written notice delivered by the Guarantor to the Administrative Agent, on or before the fifth Business Day after receipt by the Guarantor of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Guarantor proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions;

(ii)       with notice to the Guarantor and the Administrative Agent, but without the consent of the Guarantor or the Administrative Agent, may assign and delegate (A) to any Lender, (B) to any of its Affiliates, (C) Finnvera and, with respect to any portion of the Loans that are indemnified by Finnvera, further to such re-insurer providing any reimbursement of such indemnification to Finnvera, or (D) following the occurrence and during the continuance of an Event of Default or a Prepayment Event to one or more commercial banks or other financial institutions; and

(iii)      may (without notice to the Guarantor, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loan and any Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loan and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loan and Commitment) in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan and Commitment); provided that no Lender shall assign and delegate all or any fraction of such Lender’s Loan and Commitment without the prior written consent of Finnvera, except that Finnvera’s consent shall not be required for an assignment to an Eligible Assignee; provided, further, that each Loan Party and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

(a)       written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender,

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shall have been given to the Guarantor and the Administrative Agent by such Lender and such Assignee Lender;

(b)       Such Assignee Lender shall have executed and delivered to the Guarantor and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

(c)	the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. In no event shall any Loan Party be required to pay to any Assignee Lender at the time of the relevant assignment any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. If requested by the applicable Lender under Section 2.5, within five Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Guarantor shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loan and Commitment and, if the assignor Lender has retained any portion of its Loan and a Commitment hereunder, a replacement Note in the principal amount of the portion of the Loan and Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note “exchanged” and deliver it to the Borrower concurrently with the delivery by the Borrower of the new Note(s). Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).

SECTION 12.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Loan, its Commitment, or other interests of such Lender hereunder; provided that no Lender shall sell participating interests in any of its Loan, its Commitment, or other interests of such Lender hereunder without the prior written consent of Finnvera; provided, further, that:

(a)       no participation contemplated in this Section 12.11 shall relieve such Lender from its Commitment or its other obligations hereunder;

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(b)       such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

(c)       the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)       no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in Section 12.1(c); and

(e)       the Loan Parties shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Loan Party acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6 and clause (h) of 7.1.1.B, shall be considered a Lender.

SECTION 12.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party or any of its Affiliates in which such Loan Party or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 12.13. Forum Selection and Consent to Jurisdiction.EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND IRREVOCABLY AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY

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JURISDICTION. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY.

SECTION 12.14. Process Agent. If at any time any Loan Party ceases to have a place of business in the United States, such Loan Party shall appoint an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the Stated Maturity Date.

SECTION 12.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (the “Primary Currency”) into another currency (the “Secondary Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Primary Currency with such Secondary Currency at SEB’s principal office in London at 11:00 A.M. (London time) on the second Business Day preceding that on which final judgment is given.

(b)       The obligation of any Loan Party in respect of any sum due from it in any Primary Currency to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in the Secondary Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with the Secondary Currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the applicable Loan Party such excess.

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             SECTION 12.16.Waiver of Jury Trial.THE ADMINISTRATIVE AGENT, THE LENDERS, THE GUARANTOR AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ALLURE OF THE SEAS INC., as Borrower

By:	/s/ Antje M. Gibson

Title: Vice President and Treasurer

Address:	1050 Caribbean Way
Miami, Florida 33132
Facsimile No.: (305) 539-0562
Attention: Treasurer
With a copy to: General Counsel

ROYAL CARIBBEAN CRUISES LTD., as Guarantor

By:	/s/ Antje M. Gibson

Title: Vice President of Treasury

Address:	1050 Caribbean Way
Miami, Florida 33132
Facsimile No.: (305) 539-0562
Attention: Treasurer
With a copy to: General Counsel

SKANDINAVISKA ENSKILDA BANKEN AB (publ),

as Administrative Agent

By:	/s/ Scott Lewallen

Title: Head of Shipping Finance

By: /s/ Egil Aarrestad

Title: Senior Client Executive

Commitment	Lenders

$282,500,000	FORTIS BANK SA/NV,
as Lender

By: /s/ Tim Lamey

Title: Head, Nordic ECA Origination

By:	/s/ Michel Froidebise

Title: Executive Director Nordic Orig

Address:	Montangne du Parc, 3

1000 Brussels, Belgium

Facsimile No.: 322 565 3403
Attention: Geert Sterck

Commitment                                                                              Lenders:

$282,500,000	NORDEA BANK FINLAND PLC, NEW
YORK BRANCH,
as Lender

By: /s/ Colleen Durkin

Title: Vice President

By:	/s/ Hans Chr. Kjelsrud

Title: Executive Vice President

Address:	437 Madison Ave, 21st Floor
New York, NY 10022
Facsimile No.: (212) 421-4420
Attention:	Loan Administration
With a copy to:	Head of Shipping,
Offshore and Oil

Services

Commitment                                                                              Lenders:

$282,500,000	SKANDINAVISKA ENSKILDA BANKEN
AB (publ)
as Lender
By:	/s/ Scott Lewallen

Title: Head of Shipping Finance

By: /s/ Egil Aarrestad

Title: Senior Client Executive

Address:	Kungsträdgårdsgatan 8
SE – 106 40 Stockholm
Sweden
Facsimile No.: 46-8 611 0384

Attention:   Credit Operations;

Scott Lewallen;
Malcolm Stonehouse

Commitment                                                                              Lenders:

$282,500,000	CITIBANK EUROPE PLC,
as Lender
By:	/s/ Chris Perrins

Title: Vice President

Address:	1 North Wall Quay
Dublin 1, Ireland
Facsimile No.: 353 1622 4035
Attention: Chris Perrins

With a copy to: Lindsay Cane

SCHEDULE I

DISCLOSURE SCHEDULE

Item 6.9 (b): Vessels

Vessel	Owner	Flag
Sovereign	Pullmantur Cruises Sovereign Limited	Malta
Empress	Pullmantur Cruises Empress Limited	Malta
Monarch of the Seas	Monarch of the Seas Inc.	Bahamas
Majesty of the Seas	Majesty of the Seas Inc.	Bahamas
Grandeur of the Seas	Grandeur of the Seas Inc.	Bahamas
Rhapsody of the Seas	Rhapsody of the Seas Inc.	Bahamas
Enchantment of the Seas	Enchantment of the Seas Inc.	Bahamas
Vision of the Seas	Vision of the Seas Inc.	Bahamas
Voyager of the Seas	Voyager of the Seas Inc.	Bahamas
Pacific Dream	Pullmantur Cruises Pacific Dream Limited	Malta
Zenith	Pullmantur Cruises Zenith Ltd.	Malta
Celebrity Century	Blue Sapphire Marine Inc.	Bahamas
Mariner of the Seas	Mariner of the Seas Inc.	Bahamas
Celebrity Mercury	Seabrook Maritime Inc.	Bahamas
Celebrity Millennium	Millennium Inc.	Malta
Explorer of the Seas	Explorer of the Seas Inc.	Bahamas
Celebrity Infinity	Infinity Inc.	Malta
Radiance of the Seas	Radiance of the Seas Inc.	Bahamas
Celebrity Summit	Summit Inc.	Malta
Adventure of the Seas	Adventure of the Seas Inc.	Bahamas
Navigator of the Seas	Navigator of the Seas Inc.	Bahamas
Celebrity Constellation	Constellation Inc.	Malta
Serenade of the Seas	Serenade of the Seas Inc.	Bahamas
Jewel of the Seas	Jewel of the Seas Inc.	Bahamas
Celebrity Xpedition	Islas Galapagos Turismo y Vapores CA	Ecuador
Legend of the Seas	Legend of the Seas Inc.	Bahamas
Splendour of the Seas	Splendour of the Seas Inc.	Bahamas
Freedom of the Seas	Freedom of the Seas Inc.	Bahamas
Azamara Journey	Azamara Journey Inc.	Malta

NYDOCS03/899036.8

Azamara Quest	Azamara Quest Inc.	Malta
Sky Wonder	Pullmantur Cruises Sky Wonder, Ltd.	Malta
Bleu de France	CDF Bleu de France Limited	Malta
Liberty of the Seas	Liberty of the Seas Inc.	Bahamas
Ocean Dream	Pullmantur Cruises Atlantic Ltd.	Malta
Independence of the Seas	Independence of the Seas Inc.	Bahamas
Celebrity Solstice	Celebrity Solstice Inc.	Malta
Celebrity Equinox	Celebrity Equinox Inc.	Malta
Oasis of the Seas	Oasis of the Seas Inc.	Bahamas

Item 6.10: Subsidiaries

Name of the Subsidiary	Jurisdiction of Organization
Jewel of the Seas Inc.*	Liberia
Sovereign of the Seas Shipping Inc.	Liberia
Nordic Empress Shipping Inc.	Liberia
Majesty of the Seas Inc.*	Liberia
Monarch of the Seas Inc.*	Liberia
Admiral Management Inc.	Liberia
GG Operations Inc.	Delaware
Island for Science Inc.	Indiana
Labadee Investments Ltd.	Cayman Islands
Societe Labadee Nord, S.A.	Haiti
Royal Caribbean Cruise Line A/S	Norway
Royal Caribbean Merchandise Inc.	Florida
Eastern Steamship Lines Inc.	Liberia
Grandeur of the Seas Inc.*	Liberia
Enchantment of the Seas Inc.*	Liberia
Rhapsody of the Seas Inc.*	Liberia
Vision of the Seas Inc.*	Liberia
Voyager of the Seas Inc.*	Liberia
Explorer of the Seas Inc.*	Liberia

NYDOCS03/899036.8

Royal Celebrity Tours Inc.	Delaware
White Sand Inc.	Liberia
Radiance of the Seas Inc.*	Liberia
Adventure of the Seas Inc.*	Liberia
RCL (UK) Ltd.	U.K.
Navigator of the Seas Inc.*	Liberia
Northwest Adventures Inc.	Delaware
Serenade of the Seas Inc.*	Liberia
Royal Beverage Cruise Sales LLC	Delaware
Mariner of the Seas Inc.*	Liberia
Beverage Cruise Sales LLC	Texas
Celebrity Cruise Lines Inc.	Cayman Islands
Celebrity Cruises Holdings Inc.	Liberia
Seabrook Maritime Inc.*	Liberia
Esker Marine Shipping Inc.	Liberia
Blue Sapphire Marine Inc.*	Liberia
Fantasia Cruising Inc.	Liberia
Celebrity Cruises Inc.	Liberia
Zenith Shipping Corporation	Liberia
Millennium Inc.*	Liberia
Infinity Inc.*	Liberia
Summit Inc.*	Liberia
Constellation Inc.*	Liberia
Galapagos Cruises Inc.	Liberia
Islas Galapagos Turismo y Vapores C.A.*	Ecuador
Cape Liberty Cruise Port LLC	Delaware
Legend of the Seas Inc.*	Liberia
Splendour of the Seas Inc.*	Liberia
RCL Investments Ltd.	U.K.
Tenth Avenue Holdings, S.A. de C.V.	Mexico
The Scholar Ship Program LLC	Delaware
Royal Caribbean Cruises Espana S.L.	Spain
Puerto de Cruceros y Marina de las Islas de la Bahia, S.A. de CV.	Honduras

NYDOCS03/899036.8

Freedom of the Seas Inc.*	Liberia
RCL Holdings Cooperatief U.A.	The Netherlands
Pullmantur S.A.	Spain
Pullmantur Cruises, S.L.	Spain
Pullmantur Cruises Oceanic Ltd.	Malta
Pullmantur Cruises Blue Dream Ltd.	Malta
Pullmantur Cruises Blue Moon, Ltd.	Malta
Pullmantur Cruises Sky Wonder, Ltd.*	Malta
CDF Bleu de France Limited*	Malta
Pullmantur Cruises Ship Management Ltd.	Malta
Pullmantur Ship Management Ltd.	Bahamas
Pullmantur -Turismo E Viagens Unipessoal, LDA.	Portugal
Royal Caribbean Holdings de Espana S.L.	Spain
Royal Caribbean Cruises (Asia) Pte. Ltd	Singapore
Azamara Journey Inc.*	Liberia
Azamara Quest Inc.*	Liberia
Pullmantur Cruises Zenith Limited*	Malta
Pullmantur Cruises Empress Limited*	Malta
Pullmantur Cruises Atlantic Limited*	Malta
Liberty of the Seas Inc.*	Liberia
CDF Croisieres de France S.A.S.	France
RCL Holdings St. Lucia Limited	St. Lucia
St. Kitts Development Company Limited	St. Lucia
Independence of the Seas Inc.*	Liberia
St. Maarten Quarter Development Company N.V.	St. Maarten
Celebrity Solstice Inc.*	Liberia
Oasis of the Seas Inc.*	Liberia
Royal Caribbean Cruzeiros (Brasil) Ltda.	Brazil
Celebrity Eclipse Inc.	Liberia
Celebrity Equinox Inc.*	Liberia
Celebrity Solstice IV Inc.	Liberia
Celebrity Solstice V Inc.	Liberia
Cruises Turismo Mexico, S.A. de C.V.	Mexico

NYDOCS03/899036.8

Pullmantur Cruises Pacific Dream Limited*	Malta
Pullmantur Cruises Sovereign Limited*	Malta
Royal Caribbean Cruises (Australia) Pty. Ltd.	Australia
Sunshine Cruise Holidays Ltd.	U.K.
Falmouth Development Company Limited	St. Lucia
Falmouth Land Company Limited	St. Lucia
Falmouth Port Company Limited	St. Lucia
Falmouth Jamaica Development Company Limited	Jamaica
Falmouth Jamaica Land Company Limited	Jamaica
Falmouth Jamaica Port Company Limited	Jamaica
Allure of the Seas Inc.	Liberia
* Shipholding companies

NYDOCS03/899036.8

SCHEDULE II

Interest Payment Date on or about	Principal Installment
Six months after the Closing Date	$47,083,333.33
First anniversary of the Closing Date	$47,083,333.33
Eighteen months after the Closing Date	$47,083,333.33
Second anniversary of the Closing Date	$47,083,333.33
Thirty months after the Closing Date	$47,083,333.33
Third anniversary of the Closing Date	$47,083,333.33
Forty two months after the Closing Date	$47,083,333.33
Fourth anniversary of the Closing Date	$47,083,333.33
Fifty four months after the Closing Date	$47,083,333.33
Fifth anniversary of the Closing Date	$47,083,333.33
Sixty six months after the Closing Date	$47,083,333.33
Sixth anniversary of the Closing Date	$47,083,333.33
Seventy eight months after the Closing Date	$47,083,333.33
Seventh anniversary of the Closing Date	$47,083,333.33
Ninety months after the Closing Date	$47,083,333.33
Eighth anniversary of the Closing Date	$47,083,333.33
One hundred two months after the Closing Date	$47,083,333.33
Ninth anniversary of the Closing Date	$47,083,333.33
One hundred fourteen months after the Closing Date	$47,083,333.33
Tenth anniversary of the Closing Date	$47,083,333.33
One hundred twenty six months after the Closing Date	$47,083,333.33
Eleventh anniversary of the Closing Date	$47,083,333.33
One hundred thirty eight months after the Closing Date	$47,083,333.33
Stated Maturity Date	Remaining outstanding balance of the Loans

NYDOCS03/899036.8

EXHIBIT A

FORM OF NOTE

$________________	________ ___, 20__

FOR VALUE RECEIVED, the undersigned, ALLURE OF THE SEAS INC., a Liberian corporation (the "Borrower"), promises to pay to the order of __________ (the "Lender") on __________, 20__ the principal sum of __________ DOLLARS ($__________) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender pursuant to that certain Credit Agreement, dated as of __________ ___, 20__ (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among the Borrower, ROYAL CARIBBEAN CRUISES LTD., as Guarantor, SKANDINAVISKA ENSKILDA BANKEN AB (publ), as Administrative Agent and the various financial institutions (including the Lender) as are, or shall from time to time become, parties thereto.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement. Payments of both principal and interest are to be made in the lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is a Note referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness in respect of the Loan evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Loan made by the Lender to the Borrower under the Credit Agreement and all payments of principal hereof by the Borrower to the Lender shall be recorded by the Lender and endorsed on the Schedule attached hereto; provided that the failure by the Lender to set forth such Loan, payments and other information on such Schedule shall not in any manner affect the obligation of the Borrower to repay such Loan in accordance with the terms thereof.

NYDOCS02/890273.5	A-1

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. THIS NOTE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ALLURE OF THE SEAS INC.

By:_______________________________________

Name:

Title:

NYDOCS02/890273.5	A-2

SCHEDULE TO NOTE

LOAN AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

NYDOCS02/890273.5	A-3

EXHIBIT B

BORROWING REQUEST

Skandinaviska Enskilda Banken AB (publ)

Kungsträdgårdsgatan 8

SE – 106 40 Stockholm

Sweden

Facsimile No.: 46-8 611 0384

Attention:	Annika Forsberg;
Scott Lewallen;
Malcolm Stonehouse

___________ __, 20__

ALLURE OF THE SEAS INC.

Gentlemen and Ladies:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of __________ ___, 2010 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), among Allure of the Seas Inc., a Liberian corporation (the "Borrower"), Royal Caribbean Cruises Ltd., as Guarantor, certain financial institutions, and Skandinaviska Enskilda Banken AB (publ), as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that a Borrowing be made in the aggregate principal amount of $__________ on __________, 20__ and having an Interest Period of six months.

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Borrowing requested hereby constitute a representation and warranty by the Borrower that, on the date of such Borrowing (before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Section 5.2.1 are true and correct in all material respects. The Borrower hereby confirms and represents that the proceeds of the Borrowing constitute not more than 80% of the contract price (including change orders) of the Purchased Vessel.

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

NYDOCS03/899036.8	B-1

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be	Person to be Paid	Name, Address, etc.
Transferred	Name	Account No.	of Transferee Lender

$___________	____________	__________	________________________
________________________
Attention:________________

$___________	____________	__________	________________________
________________________
Attention: ________________

Balance of	The Borrower	__________	________________________
such proceeds	________________________
Attention: ________________

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ___ day of __________, 20__.

ALLURE OF THE SEAS INC.

By:	____________________________________

Name:

Title:

NYDOCS02/890273.5	B-2

EXHIBIT C

OPINION OF BRADLEY STEIN, ESQ.

March ___, 2010

To the Lenders party to the

Credit Agreement referred to below and to
Skandinaviska Enskilda Banken AB (publ),
as Administrative Agent

Gentlemen:

I am the General Counsel of Royal Caribbean Cruises Ltd. ("RCCL") and Allure of the Seas Inc. (“Allure” and, together with RCCL, the “Loan Parties”) and have acted in that capacity in connection with the Credit Agreement dated as of March ___, 2010 (the "Credit Agreement") between the Loan Parties, the Lenders referred to therein and Skandinaviska Enskilda Banken AB (publ) as Administrative Agent.

In connection with the opinions expressed herein, I have examined originals or copies certified or otherwise identified to my satisfaction of such agreements, documents, certificates, and other statements of such governmental officials and corporate officers and other representatives of the corporations referred to herein and other papers as I have deemed relevant and necessary as a basis for such opinions. In making such examinations I have assumed the genuineness of all signatures and the conformity with the originals of all documents submitted to me as copies. As to facts material to my opinion, I have relied on the representations, warranties and statements made in or pursuant to the Credit Agreement and the other documents referred to herein and upon certificates of public officials and certificates and other written or oral statements of officers and other representatives of the corporations named herein.

Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

Based on the foregoing and subject to the qualifications and exceptions expressed herein, it is my opinion that:

(i)        no registration or other official action in the State of Florida is required in order to render the Credit Agreement enforceable against either of the Loan Parties;

(ii)       to the extent that their respective incomes are excludable from United States Income Taxation pursuant to Section 883 of the Internal Revenue Code, none of the Loan Parties nor any of the Principal Subsidiaries is, or under current law will be, taxable on its income under the Revenue Code of the State of Florida. In addition, neither of the Loan Parties is required, as a matter of the law of the State of Florida, to

NYDOCS02/890273.5	D-1

withhold income tax with respect to any interest or principal payments that either of the Loan Parties is or may be required to make under the Credit Agreement;

(iii)      To the best of my knowledge, the execution, delivery and performance by the Loan Parties of the Credit Agreement and the consummation of the transactions contemplated thereby do not contravene any contractual or legal restriction contained in any indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, or any orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect either of the Loan Parties’ rights to borrow money or enter into guarantees or either of the Loan Parties’ obligations under the Credit Agreement; and

(iv)      To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against either of the Loan Parties or any of their Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the consummation of the transactions contemplated thereby or that are likely to have a materially adverse effect upon the financial condition or operations of either of the Loan Parties or any of their Subsidiaries.

The opinions expressed above are subject to the following further qualifications: (i) no opinion is expressed herein as to the choice of law provisions contained in the Credit Agreement or any of the other Loan Documents, (ii) no opinion is expressed herein as to the necessity of any of the Lenders to be qualified to do business in the State of Florida or to make any filings in connection therewith and (iii) no opinion is expressed herein as to laws other than the laws of the State of Florida.

This opinion is solely for the benefit of the Lenders and the Administrative Agent and is not to be relied on by any other person.

Very truly yours,

NYDOCS02/890273.5	D-2

EXHIBIT D

FORM OF OPINION OF WATSON, FARLEY & WILLIAMS (NEW YORK) LLP

__________, 20__

To the Lenders party to the

Credit Agreement referred to below and

to Skandinaviska Enskilda Banken AB (publ),

as Administrative Agent

Dear Sirs:

We have acted as legal counsel on matters of Liberian law and New York law to Allure of the Seas Inc., a Liberian corporation (the “Borrower”) and Royal Caribbean Cruises Ltd., a Liberian corporation (the “Guarantor” and, together with the Borrower the “Loan Parties”), in connection with a Credit Agreement dated as of __________ ___, 20__ (the “Credit Agreement”) and made between (1) the Borrower, (2) the Guarantor, (3) the Lenders (as defined therein) as several lenders and (4) Skandinaviska Enskilda Banken AB (publ) (the “Administrative Agent”) in respect of a credit facility in the maximum aggregate amount of $1,130,000,000. Terms defined in the Credit Agreement shall have the same meaning when used herein.

With reference to the Credit Agreement you have asked for our opinion on the matters set forth below. In rendering this opinion we have examined executed a copy of the Credit Agreement. We have also examined originals or photostatic copies or certified copies of all such agreements and other instruments, certificates by public officials and certificates of officers of the Loan Parties as are relevant and necessary and relevant corporate authorities of the Loan Parties. We have assumed with your approval, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies, the power, authority and legal right of the parties to the Credit Agreement other than the Loan Parties to enter into and perform their respective obligations under the Credit Agreement, and the due authorization of the execution of the Credit Agreement by all parties thereto other than the Loan Parties.

As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of public officials and of officers or representatives of the Loan Parties.

We are attorneys admitted to practice in the State of New York and do not purport to be experts in the laws of any other jurisdiction. Insofar as our opinion relates to the law of the Republic of Liberia, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Act of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised of 1976, effective January 3, 1977 as amended) (the “Business Corporation Act”), the Liberian Maritime Law (Title 21 of the Liberian

NYDOCS02/890273.5	D-1

Code of Laws of 1956 as amended), and the Revenue Code of Liberia (2000), the regulations thereunder and an opinion dated December 23, 2004 addressed by the Minister of Justice and Attorney General of the Republic of Liberia to the LISCR Trust Company, made available to us by Liberian Corporation Services, Inc. and the Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws in the United States. In rendering our opinion as to the valid existence in good standing of the Loan Parties, we have relied on Certificates of Good Standing issued by order of the Minister of Foreign Affairs of the Republic of Liberia on [__________], 20__.

This opinion is limited to the law of the Republic of Liberia and the law of the State of New York. We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that:

1.	Each Loan Party is a corporation duly incorporated, validly existing under the Business Corporation Act and in good standing under the law of the Republic of Liberia;

2.	Each Loan Party has full right, power and authority to enter into, execute and deliver the Credit Agreement and to perform each and all of its respective obligations under the Credit Agreement;

3.

The Credit Agreement has been executed and delivered by a duly authorized signatory of the Borrower and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms;

4.

The Credit Agreement has been duly executed and delivered by a duly authorized signatory of the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

5.

Neither the execution of, nor the performance of its obligations under, the Credit Agreement by the Borrower will contravene any existing applicable law, regulation or restriction of the Republic of Liberia or the State of New York and no consent or approval of, or exemption by, any Liberian or New York governmental or public body or authority is required in connection with the execution and delivery by the Borrower of the Credit Agreement;

6.

Neither the execution of, nor the performance of its obligations under, the Credit Agreement by the Guarantor will contravene any existing applicable law, regulation or restriction of the Republic of Liberia or the State of New York and no consent or approval of, or exemption by, any Liberian or New York governmental or public body or authority is required in connection with the execution and delivery by the Guarantor of the Credit Agreement;

7.	Neither the execution nor delivery of the Credit Agreement, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will

NYDOCS02/890273.5	D-2

contravene any provisions of Liberian or New York law or regulation or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Borrower;

8.

Neither the execution nor delivery of the Credit Agreement, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will contravene any provisions of Liberian or New York law or regulation or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Guarantor;

9.

It is not necessary to file, record or register the Credit Agreement or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia or the State of New York to render such document enforceable against the Borrower;

10.

It is not necessary to file, record or register the Credit Agreement or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia or the State of New York to render such document enforceable against the Guarantor;

11.

Assuming that no more than 25% of the total combined voting power and no more than 25% of the total value of the outstanding equity stock of the Borrower is beneficially owned, directly or indirectly, by persons resident in the Republic of Liberia, and that the Borrower does not, either directly or through agents acting on its behalf, engage in the Republic of Liberia in the pursuit of gain or profit with a degree of continuity or regularity, no Liberian withholding tax is required to be deducted from any payment of principal, interest or otherwise to be made by the Borrower pursuant to the provisions of the Credit Agreement;

12.

Assuming that no more than 25% of the total combined voting power and no more than 25% of the total value of the outstanding equity stock of the Guarantor is beneficially owned, directly or indirectly, by persons resident in the Republic of Liberia, and that the Guarantor does not, either directly or through agents acting on its behalf, engage in the Republic of Liberia in the pursuit of gain or profit with a degree of continuity or regularity, no Liberian withholding tax is required to be deducted from any payment of principal, interest or otherwise to be made by the Guarantor pursuant to the provisions of the Credit Agreement;

13.

Assuming the Credit Agreement has not been executed in the Republic of Liberia, no stamp or registration or similar taxes or charges are payable in the Republic of Liberia in respect of the Credit Agreement or the enforcement thereof in the courts of the Republic of Liberia other than (i) customary court fees payable in litigation in the courts of the Republic of Liberia and (ii) nominal documentary stamp taxes if the Credit Agreement is ever submitted to a Liberian court;

NYDOCS02/890273.5	D-3

14.

Assuming that the shares of the Loan Parties and the Principal Subsidiaries are not owned, directly or indirectly, by the Republic of Liberia or any other sovereign under Liberian law, neither of the Loan Parties nor any of the Principal Subsidiaries nor the property or assets of any of them (including in the case of the Principal Subsidiaries any of the Vessels and their earnings and insurances and requisition compensation) is immune from the institution of legal proceedings or the obtaining or execution of a judgment in the Republic of Liberia; and

15.

Under Liberian law the choice by the Loan Parties of the law of the State of New York to govern the Credit Agreement is a valid choice of law and the irrevocable submission thereunder by the Loan Parties to the jurisdiction of the Supreme Court of the State of New York for the County of New York and for the United States District Court for the Southern District of New York is a valid submission to such courts. In the event a judgment of such courts against either of the Loan Parties was obtained after service of process in the manner specified in the Credit Agreement, the same would be enforced by the courts of the Republic of Liberia without further review on the merits unless: (i) the judgment was obtained by fraud; or (ii) the judgment was given in a manner contrary to natural justice or the judgment was given in a manner contrary to the public policy of the Republic of Liberia; or (iii) the judgment was in a case in which the defendant did not appear or in which an authorized person did not appear in such defendant's behalf; or (iv) the judgment was not for a specific ascertained sum of money; or (v) the judgment was not final and conclusive in accordance with the laws of the jurisdiction in which the judgment was obtained.

We qualify our opinion to the extent that (i) the enforceability of the rights and remedies provided for in the Credit Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or similar principles, and (ii) while there is nothing in the law of the Republic of Liberia that prohibits a Liberian corporation from submitting to the jurisdiction of a forum other than the Republic of Liberia, the enforceability of such submission to jurisdiction provisions is not dependent upon Liberian law and such provisions may not be enforceable under the law of a particular jurisdiction.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any

NYDOCS02/890273.5	D-4

Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,

Watson, Farley & Williams (New York) LLP

NYDOCS02/890273.5	D-5

EXHIBIT E

FORM OF LENDER ASSIGNMENT AGREEMENT

To:	Royal Caribbean Cruises Ltd.

To:	Skandinaviska Enskilda Banken AB (publ), as the Administrative Agent

ALLURE OF THE SEAS INC.

LENDER ASSIGNMENT AGREEMENT

Gentlemen and Ladies:

We refer to Section 12.11.1 of the Credit Agreement, dated as of __________ ___, 20__ (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among Allure of the Seas Inc., a Liberian corporation (the "Borrower"), Royal Caribbean Cruises Ltd., a Liberian corporation (the “Guarantor”), the various financial institutions (the "Lenders") as are, or shall from time to time become, parties thereto, and Skandinaviska Enskilda Banken AB (publ), as administrative agent (the "Administrative Agent") for the Lenders. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

This agreement [is delivered to you pursuant to clause (ii) of Section 12.11.1 of the Credit Agreement and also] constitutes notice to each of you, pursuant to clause (i) of Section 12.11.1 of the Credit Agreement, [and also constitutes a request that each of you give your consent to] [of] the assignment and delegation to __________ (the "Assignee") of __% of the [Loan] [Commitment] of __________ (the "Assignor") outstanding under the Credit Agreement on the date hereof. After giving effect to the foregoing assignment and delegation, the Assignor's adjusted [Commitment] [Loan] and the Assignee's [Commitment] [Loan] for the purposes of the Credit Agreement are set forth opposite such Person's name on the signature pages hereof.

[Add paragraph dealing with accrued interest and fees with respect to the Loan assigned.]

The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loan thereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitment and the Loan under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by the Administrative Agent.

Except as otherwise provided in the Credit Agreement, effective as of the date [of acceptance] hereof [by the Administrative Agent and the Guarantor]:

(a)	the Assignee

NYDOCS02/890273.5	E-1

(i)  shall be deemed automatically to have become a party to the Credit Agreement, have all the rights and obligations of a "Lender" under the Credit Agreement and the applicable Note as if it were an original signatory to the Credit Agreement to the extent specified in the second paragraph hereof;

(ii)       agrees to be bound by the terms and conditions set forth in the Credit Agreement and the applicable Note as if it were an original signatory to the Credit Agreement; and

(b)       the Assignor shall be released from its obligations under the Credit Agreement and the applicable Note to the extent specified in the second paragraph hereof.

The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Administrative Agent the processing fee referred to in Section 12.11.1 of the Credit Agreement upon the delivery hereof.

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT AND IRREVOCABLY AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

NYDOCS02/890273.5	E-2

THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loan and Commitment and requests the Administrative Agent to acknowledge receipt of this document:

(A)	Address for Notices:

Institution Name:

Attention:

Domestic Office:

Telephone:

Facsimile:

Lending Office:

Telephone:

Facsimile:

(B)	Payment Instructions:

The Assignee agrees to furnish the tax form required by the third to last paragraph of Section 4.6 (if so required) of the Credit Agreement no later than the date of acceptance hereof by the Administrative Agent.

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Adjusted

[Commitment/Loan]

$ [_____]	[ASSIGNOR], as Assignor

NYDOCS02/890273.5	E-3

By:	____________________________________
Title:

Adjusted

[Commitment/Loan]

$ [_____]	[ASSIGNEE], as Assignee

By:	____________________________________
Title:

[Accepted and] Acknowledged this

___ day of ___________, _____.

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Administrative Agent

By:	____________________
Title:

[Accepted this

___ day of ___________, _____.

ROYAL CARIBBEAN CRUISES LTD.

By:	____________________

            Title:]

NYDOCS02/890273.5	E-4

EXHIBIT F

FORM OF OPINION OF HANNES SNELLMAN

KLa/JAh	[_____] 20__

Skandinaviska Enskilda Banken AB (publ)
as Administrative Agent, Guarantee Holder and Lender

Nordea Bank Finland plc, acting through its New York Branch Citibank Europe plc and Fortis Bank SA/NV
as Lenders

FINNVERA BUYER CREDIT GUARANTEE - ALLURE OF THE SEAS INC.

Dear Sirs,

We have acted as special legal counsel in the Republic of Finland ("Finland") to Citibank Europe plc, Fortis Bank SA/NV, Nordea Bank Finland plc, acting through its New York Branch and Skandinaviska Enskilda Banken AB (publ) (the “Lenders”) in connection with a buyer credit guarantee provided by Finnvera plc ("Finnvera"). The buyer credit guarantee has been provided in relation to the financing of the passenger cruise ship to be named “Allure of the Seas” with the Builder’s Hull No. #1364 (the "Purchased Vessel") built by STX Finland Oy (formerly known as STX Finland Cruise Oy and prior to that known as Aker Finnyards Oy).

The commercial contract for the purchase of the Purchased Vessel was executed on April 18, 2007 and amended and restated by an addendum dated 1 August 2008 ("Commercial Contract"). The value of the commercial contract is EUR 998,000,000 of which a maximum of 80 per cent is financed by the Credit Agreement (as defined herein below). A credit agreement in respect of a $1,130,000,000 loan facility has been entered into between Allure of the Seas Inc. as the Borrower, Royal Caribbean Cruises Ltd. (“RCCL”) as the Guarantor, the Lenders from time to time party thereto, Fortis Bank SA/NV, Nordea Bank Finland plc, acting through its New York Branch, Skandinaviska Enskilda Banken AB (publ) and Citibank Europe plc as Mandated Lead Arrangers and Bookrunners and Skandinaviska Enskilda Banken AB (publ) as Administrative Agent and dated [__________] 20__ (the "Credit Agreement").

For the purpose of this opinion we have examined:

NYDOCS02/890273.5	F-1

(a)

a copy of the executed Buyer Credit Guarantee Agreement BC 64-07 executed by Finnvera (by [_____] and [_____]) and Skandinaviska Enskilda Banken AB (publ) as Guarantee Holder on [____________]20__, (the "Guarantee") whereby Finnvera has agreed to cover ninety five per cent (95%) of the commercial risk and ninety five per cent (95%) of the political risk of the Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement. The Guarantee shall include the General Conditions for Buyer Credit Guarantees dated 1 March 2004 issued by Finnvera (the "General Conditions"), which shall be applied as a part of the Guarantee;

(b)	copies of extracts of the minutes of Finnvera’s Board of Directors’ meetings numbers [_____] and [_____] held on [_____] and [_____], respectively;

(c)

an excerpt from the Register of Bankruptcy and Reorganisation Matters (the "Insolvency Register") dated [_____]. The Insolvency Register is maintained by the Legal Register Centre operating under the supervision of the Finnish Ministry of Justice; and

(d)	excerpts from the Trade Register dated [_____] and the Articles of Association of Finnvera dated [_____].

The Guarantee and the General Conditions are herein together referred to as the "Documents". Terms and conditions defined in the Documents shall have the same meanings in this opinion, save otherwise expressly stated.

For the avoidance of doubt, for the purposes of this opinion we have not reviewed the Commercial Contract or the Credit Agreement and thus, we do not express any opinion herein in relation to the Commercial Contract or the Credit Agreement.

We have also reviewed such matters of law and examined original or conformed copies of other documents, records and certificates as we have considered relevant for the purpose of giving this opinion.

This opinion expresses and describes legal concepts of Finnish law but not in their original Finnish terms and is issued and may only be relied upon on the express condition that it shall be governed by and that all terms, words and expressions herein shall be construed and interpreted in accordance with Finnish law.

NYDOCS02/890273.5	F-2

This opinion is confined to matters of Finnish law as it stands on the date hereof. We have made no enquiry into the laws of any jurisdiction other than those of Finland and no opinion is expressed or implied with respect to such laws.

In giving the opinion stated herein, we have assumed:

(i)

that the terms of the Credit Agreement and the Commercial Contract meet the provisions of the Arrangement on Guidelines for Officially Supported Export Credits approved by the participants of such Arrangement within the Organisation for Economic Co-Operation and Development ("OECD"), as published by the OECD from time to time (the "OECD Consensus");

(ii)

that the terms of the Credit Agreement and the Commercial Contract do not contravene or conflict with any provision of the Guarantee (or the General Conditions) and all provisions required to be complied with by the Guarantee (and the General Conditions) have been duly complied with in the Credit Agreement;

(iii)

the Administrative Agent, Guarantee Holder and the Lenders duly perform and comply with all of their obligations towards Finnvera under the Guarantee (and the General Terms) and the information given at any time by or on behalf of the Administrative Agent, Guarantee Holder and/or the Lenders in connection with the Guarantee (and the General Terms) is true and accurate in all material respects and not misleading and does not omit any material facts so that full details of facts and circumstances which are or might be material in relation to the issue by Finnvera of the Guarantee have been disclosed to Finnvera;

(iv)	the funds made available to the Borrower under the Credit Agreement will be applied towards financing the purchase price by RCCL of the Purchased Vessel, which is due and payable;

NYDOCS02/890273.5	F-3

(v)

that the Finnish Ministry of Employment and the Economy/Cabinet Committee on Economic Policy has approved the issuance of the Guarantee and has granted its approval for Finnvera to enter into the Guarantee (the "Decision") and that the Finnish Ministry of Employment and the Economy/ Cabinet Committee on Economic Policy has complied with all regulations and rules applicable to it in making the Decision and that all conditions contained in such Decision have been duly complied with and that Finnvera is within its legal limits for the issuance of guarantees set forth in the Finnish Act on the State's Export Credit Guarantees (422/2001, as amended);

(vi)	the genuineness of all signatures;

(vii)

the completeness and conformity to originals of all documents supplied to us as certified or photostatic copies or extracts and the authenticity of the originals of such documents and that all documents supplied to us as drafts have been duly executed in the form reviewed by us;

(viii)	that all parties other than Finnvera have the capacity, power and authority to enter into the Documents;

(ix)	the due authorisation, execution and delivery of the Documents by all parties thereto other than Finnvera on the date thereof in the form reviewed by us;

(x)	that the Credit Agreement is and will be legal, valid, binding and enforceable under the law applicable to the relevant document; and

(xi)

that the relevant resolutions of the Board of Directors of Finnvera have been duly passed by a qualified quorum of directors and the authorisations contained therein and in the Decision have remained in full force and effect, unaltered and have not been exceeded.

Opinion

Having regard to the laws of Finland effective on this day and subject to the provisions below, we are of the opinion that:

(i)

Status Finnvera is a public limited liability company duly incorporated and validly existing under the laws of Finland and has the power to own assets and conduct business as set forth in its Articles of Association and searches with the Insolvency

NYDOCS02/890273.5	F-4

Register reveal no initiation of bankruptcy or restructuring proceedings on the date of this opinion;

(ii)

Powers and authority Finnvera has full power and authority to enter into, execute, deliver and perform its obligations under the Guarantee and Finnvera has taken all corporate or other action necessary or desirable to approve and authorise the same;

(iii)

No conflict The execution, delivery and performance by Finnvera of the Guarantee do not and will not conflict with, or result in a breach of, any provision of the laws and regulations of Finland, Finnvera’s Articles of Associations or any other constitutional documents of Finnvera;

(iv)

Legal validity The Guarantee has been validly and properly executed and delivered (where appropriate) by Finnvera and constitutes legal, valid and binding obligations of Finnvera, enforceable in accordance with its terms and the Guarantee does not contravene any requirements of Finnish law as to form;

(v)

Pari Passu The Guarantee constitutes a direct, general and unconditional obligation of Finnvera which will at all times rank at least pari passu with all other present and future unsecured and unsubordinated obligations of Finnvera, respectively, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

(vi)

Liability of the Republic of Finland Pursuant to Finnish law, the Republic of Finland is (through a separate fund) responsible for the Guarantee should Finnvera not be able to honour its obligations or commitments under the Guarantee;

(vii)

Authorisations All authorisations, licenses, consents and approvals required or advisable by Finnvera in Finland for or in connection with the execution, delivery, performance and validity of the Guarantee have been obtained and are in full force and effect;

(viii)

Withholding and taxes All payments by Finnvera under the Guarantee may be made free and clear of, and without withholding or deduction for, any taxes, imposts, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by Finland or any political subdivision or any authority thereof or therein having power to tax;

(ix)	Registration payments No stamp, registration or other taxes, duties, assessments or charges of whatever nature are payable by

NYDOCS02/890273.5	F-5

the Administrative Agent, Guarantee Holder or the Lenders pursuant to the laws of Finland on or in connection with the execution, delivery and validity of the Guarantee or the performance of the obligations under, or the enforcement of, the Guarantee;

(x)

Registrations There are no legal requirements under the laws of Finland in order to ensure the legality, validity or enforceability of the Documents that the Documents or any other document be filed, recorded, registered or enrolled with any court of authority in Finland;

(xi)

No residency None of the Administrative Agent, the Guarantee Holder or the Lenders are or will be deemed to be resident, domiciled, carrying on business or subject to taxation in Finland by reason only of receipt of any payments due from Finnvera under the Guarantee and it is not necessary for any of the Administrative Agent, the Guarantee Holder or the Lenders to be licensed, resident, domiciled or carrying on business or subject to taxation in Finland in order to enforce the Guarantee and receive payments due under the Guarantee; and

(xii)

Immunity Finnvera is subject to civil and commercial law with respect to its obligations under the Guarantee and the entry into and exercise of rights and performance of obligations under the Guarantee by Finnvera constitute private and commercial acts for private and commercial purposes. Subject to provisions of the Restructuring of Companies Act (47/1993, as amended) and its effects on execution, in any proceedings taken in Finland, Finnvera, or the Republic of Finland (should Finnvera not be able to honour its obligations or commitments under the Guarantee), will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

The opinions presented above are, however, subject to the following qualifications:

(a)

in order for Finnvera to be obliged to make payment of any claim(s) arising under the Guarantee it will be necessary for (a) the terms and conditions of the Credit Agreement to be in form and substance acceptable to Finnvera, and (b) the conditions, on the basis of which the Guarantee has been issued, to be duly performed and observed by the Administrative Agent, the Guarantee Holder and the Lenders as specified in the Guarantee and RCCL has agreed to the undertakings, as specified in the Guarantee;

NYDOCS02/890273.5	F-6

(b)

under Finnish law, a creditor must notify the guarantor of the debtor's default no later than one (1) month after the default and in case the aforesaid notice is made later than that, the guarantor is only liable for such interest, penalty interest or other time based compensation that has accrued after the notice was issued or sent, provided, however, that in case the creditor is able to prove that the guarantor had otherwise become aware of the default, the guarantor is liable for the said compensation from the moment it received information on the default;

(c)	in addition to point (b) above, the General Conditions contain a special prescription period of sixty (60) days from the respective due dates for filing a claim against Finnvera;

(d)

under Finnish law, the enforcement of the guaranteed obligations may be subject to the general limitation period being three (3) years from the respective due dates of the relevant payments under the guaranteed obligations and ten (10) years from the date of the Guarantee, subject to that a period of limitation can be interrupted by the creditor reminding guarantor of its obligations, such interruption being free in form, and that any payment under the Guarantee in relation to the guaranteed obligations also shall be deemed to interrupt a period of limitation. Upon such interruption, a new limitation period of equal length commences;

(e)

under Finnish law and legal practice, the illegality, invalidity or unenforceability of or any similar defect in any provision of the guaranteed obligations or the alteration, amendment or supplement of any condition agreed therein, including the granting of any time or other indulgence, the release of any security or other debtor or guarantee or the waiver of any right or obligation of the debtor under the guaranteed obligations without a consent of the guarantor or the absence of any enforcement may affect the validity of the guarantor's obligations under the guarantee;

(f)

under Finnish law it is required that in connection with the bankruptcy, reorganisation or winding-up or other moratorium or insolvency proceeding of the debtor, the creditor has to file its claim against the debtor within a certain time limit, and failing this, the guarantor shall be free from any liability under the guarantee to the extent the creditor could have recovered by filing its claim;

NYDOCS02/890273.5	F-7

(g)

the terms and conditions of the Guarantee are subject to the Finnish bankruptcy, moratorium, reorganisation, insolvency and other laws affecting creditors' rights generally and may pursuant to the Finnish Act on Contracts (statute 228/1929, as amended) be modified or set aside if adjudged to be unreasonable and may also be subject to limitation of action by effluxion of time;

(h)

enforceability of the Guarantee and the obligations therein contained may be limited by general principles of equity and the courts of Finland have discretionary powers to modify or set aside the terms of any commercial agreement if adjudged to be unreasonable under equitable rights which such courts have; in particular, equitable remedies (such as an order for a specific performance or an injunction) are discretionary remedies and may not be available under Finnish law where damages are considered to be an adequate remedy;

(i)

the term "enforceable", where used herein, means that the obligations assumed by the relevant party under the relevant document are of a type which Finnish law and the courts of Finland generally enforces or recognises; however, enforcement before the courts of Finland will in any event be subject to the remedies available in such courts (some of which may be discretionary in nature) and to the availability of defence such as set-off, abatement, counterclaim and force majeure;

(j)	any person who is not party to any agreement may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person;

(k)

the responsibility of Finland under the Guarantee is limited to the total amounts of export credit guarantees set forth in the Finnish Act on the State's Export Credit Guarantees (422/2001, as amended);

(l)	Finnish courts may require that documents drawn up in English or any other language than Finnish or Swedish, and presented to the court shall be translated into Finnish or Swedish; and

(m)

the files in respect of Finnvera maintained by the Trade Register of the National Board of Patents and Registrations in Helsinki and by the Insolvency Register may not be up to date and, in particular, documents required to be filed with the Trade Register or the Insolvency Register may not be filed immediately or may not be available for immediate inspection. However, after due enquiry from the Trade Register and the

NYDOCS02/890273.5	F-8

Insolvency Register, we are not aware of any of such documents.

We do not express any opinion as to any matter governed by any law other than the laws of Finland as currently in force and we have assumed that there is nothing in any other law that affects this opinion. This opinion shall be construed in accordance with Finnish law. This opinion is given solely in connection with the Guarantee for the information of Citibank Europe plc, Fortis Bank SA/NV, Nordea Bank Finland plc and Skandinaviska Enskilda Banken AB (publ) and may not be relied upon for any other purpose or by any other person except successors and permitted assigns (as defined in the Credit Agreement) of Citibank Europe plc, Fortis Bank SA/NV, Nordea Bank Finland plc and Skandinaviska Enskilda Banken AB (publ).

Yours faithfully,

HANNES SNELLMAN ATTORNEYS LTD

Kari Lautjärvi	[__________]

NYDOCS02/890273.5	F-9

EXHIBIT G

FORM OF PLEDGE AGREEMENT

Dated ___________
Borrower ALLURE OF THE SEAS INC. Chargee Skandinaviska Enskilda Banken AB (publ)
Pledge Agreement

NYDOCS02/890273.5	G-1

Contents

Clause	Page

1.	Definitions and interpretation	1
2	Third party rights	2
3	Charge	2
4	Undertakings	3
5	Perfection and protection of security	4
6	Representations	4
7	Enforcement	5
8	Application of proceeds	5
9	Remedies	6
10	Power of attorney	6
11	Continuing security	6
12	Expenses, liability and indemnity	6
13	Payments	7
14	Notices	7
15	Benefit of Deed	7
16	Governing law and enforcement	7
Schedule 1 Information	9
Schedule 2 Form of notice of charge of Account	10

NYDOCS02/890273.5	G-2

THIS DEED is dated __________ and made between:

(1)	ALLURE OF THE SEAS INC. (as described in more detail in Schedule 1) (the Borrower); and
(2)	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) acting as Administrative Agent for and on behalf of the Lenders from time to time in accordance with the Credit Agreement (the Chargee)

IT IS AGREED as follows:

1	Definitions and interpretation
1.1	Terms defined in the Credit Agreement have, unless defined differently in this Deed, the same meaning when used in this Deed. In addition, in this Deed:

Account means the account described in Schedule 1.

Account Bank means Skandinaviska Enskilda Banken AB, London branch.

Credit Agreement means the agreement described in Schedule 1 as it may from time to time be amended, restated, novated or replaced (however fundamentally, including by an increase of any size in any facility made available under it, the alteration of the nature, purpose or period of any such facility or the change of its parties).

Default Rate means the rate specified in section 3.2.3 of the Credit Agreement.

Disposal means any transfer or other disposal of an asset or of an interest in an asset, or the creation of any Right over an asset in favour of another Person, but not the creation of a Security Interest.

Enforcement Time means any time at which an Event of Default has happened and is continuing.

Officer, in relation to a Person, means any officer, employee or agent of that Person.

Right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity.

Secured Obligations means the Indebtedness and Obligations undertaken to be paid or discharged by the Borrower under the Loan Documents and this Deed.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

NYDOCS02/890273.5	G-3

Security Period means the period from and including the [time at which the charge contained in clause 3 becomes effective in accordance with clause 3.1] [date of this Deed] to and including the earliest of (i) the date on which the Commitments have reduced to zero and all Indebtedness of the Loan Parties under the Loan Documents and this Deed has been fully paid and discharged, (ii) the date on which the proceeds of the Loans (as such proceeds may have been exchanged from Dollars to Euro) shall have been paid out by way of partial payment of the contract price of the Purchased Vessel pursuant to clause 4.2(a) and (iii) the date on which the proceeds of the Loans (as such proceeds may have been exchanged from Dollars to Euro or Euro to Dollars, as the case may be) shall have been paid to the relevant account of the Chargee pursuant to clause 4.2(b).

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999.

VAT means value added tax.

1.2	In this Deed:
(a)	the table of contents, the summary and the headings are inserted for convenience only and do not affect the interpretation of this Deed;
(b)	references to clauses and schedules are to clauses of, and schedules to, this Deed;
(c)	references to the Credit Agreement, any other Loan Document or any other document are to that document as from time to time amended, restated, novated or replaced, however fundamentally;
(d)	references to a Person include its successors in title, permitted assignees and permitted transferees;
(e)	words importing the plural include the singular and vice versa; and
(f)

references to any enactment include that enactment as amended or re-enacted; and, if an enactment is amended, any provision of this Deed which refers to that enactment will be amended in such manner as the Chargee, with the consent of the Borrower, determines to be necessary in order to preserve the intended effect of this Deed.

1.3

Where this Deed imposes an obligation on the Borrower to do something if required or requested by the Chargee, it will do so as soon as practicable after it becomes aware of the requirement or request.

1.4	It is intended that this document takes effect as a deed even though the Chargee may only execute it under hand.
1.5	This Deed may be executed in counterparts.
2	Third party rights

NYDOCS02/890273.5	G-4

2.1	The Rights conferred on each Officer of the Chargee under clauses 12 (Expenses, liability and indemnity) and 13 (Payments) are enforceable by each of them under the Third Parties Act.
2.2	No other term of this Deed is enforceable under the Third Parties Act by anyone who is not a party to this Deed except as otherwise stated in clauses 7.4 or 15.
2.3

The parties to this Deed may terminate this Deed or vary any of its terms without the consent of any third party. However, they may not terminate this Deed or vary any of its terms if this would have the effect of terminating or adversely affecting the Rights of an Officer of the Chargee under this Deed without its consent, but only to the extent that it has notified the Chargee that it intends to enforce that clause at the time of the termination or variation.

3	Charge
3.1

The charge contained in this clause 3 secures the payment and discharge of the Secured Obligations, is given with full title guarantee and shall become effective automatically, without further notice or action, at 9:59 p.m. (London time) on the second Business Day following the initial Closing Date if the Purchased Vessel has not been delivered to the Borrower prior to such time.

3.2

The Borrower charges, with effect from the commencement of the Security Period, to the Chargee all of the Rights which it now has and all of the Rights which it obtains at any time in the future in or to the Account and in any Rights accruing to, derived from or otherwise connected with the Account.

3.3

Promptly following the commencement of the Security Period, the Borrower shall give written notice (in the form set out in Schedule 2 or in such other form as the Chargee shall require consistent with this clause 3) of the charge in this Deed to the Account Bank. The Borrower shall procure that such notice is acknowledged by the Account Bank in the manner attached to the form of that notice.

3.4

If (a) all the Secured Obligations have been irrevocably and unconditionally discharged in full or (b) the proceeds of the Loans (as such proceeds may have been exchanged from Dollars to Euro or Euro to Dollars, as the case may be) standing to the credit of the Account shall have been paid either (i) to the account of the Builder (or its order) pursuant to clause 4.2(a) or (ii) to the relevant account of the Chargee referred to in clause 4.2(b), the Chargee shall, at the request and cost of the Borrower release and discharge this Deed. Section 93 of the Law of Property Act 1925 shall not apply to this Deed.

4	Undertakings
4.1	The Borrower shall ensure that during the Security Period:

NYDOCS02/890273.5	G-5

4.1.1	except as permitted under the Loan Documents, there is no Disposal of the Account and no Security Interest shall exist over, or in relation to, the Account except for this Deed;
4.1.2

the undertakings contained in section 4.12 of the Credit Agreement so far as they relate to the Account and clause 4.2 hereof shall be complied with during the Security Period and the Borrower shall not make any withdrawal from the Account except as permitted under the Credit Agreement and clauses 4.2 and 4.3 hereof;

4.1.3	the Borrower shall not agree to alter the terms of, or close or waive its Rights under, the Account held with the Account Bank except with the prior approval of the Chargee;
4.1.4

the Borrower shall notify the Chargee as soon as it becomes aware of any matter which might reasonably be expected to have a material adverse effect on the Rights of the Chargee under or in connection with this Deed, including a claim by any Person to an interest in the Account; and

4.1.5

the Borrower shall provide the Chargee with such information about the Account and/or the extent to which it has complied with its obligations under this Deed and with copies of such documents which create, evidence or relate to the Account as the Chargee may from time to time reasonably request.

4.2

Unless the Chargee shall have notified the Account Bank that an Enforcement Time is continuing, the Borrower shall be entitled on and after the commencement of the Security Period, without the consent of the Chargee, to request that the Chargee instructs the Account Bank (which the Chargee agrees to do) to disburse all or any of the moneys standing to the credit of the Account, either to:

(a)

the Account Bank by way of partial payment of the contract price (including change orders) of the Purchased Vessel payable by the Borrower on delivery of the Purchased Vessel in accordance with the terms of both a delivery payment letter dated on or about the date of this Deed between the Borrower and the Account Bank in relation to the payment of that partial payment of the contract price and the applicable release letter referred to in that delivery payment letter that is to be executed and delivered at the time of the said delivery of the Purchased Vessel where delivery occurs after the commencement of the Security Period; or

(b)

the account of the Chargee at [__________], with account number [__________], SWIFT [__________] and reference “[__________]” for the account of [__________], as prepayment, in whole or in part, in accordance with sections 3.1(a), 3.5 or 9.2 of the Credit Agreement. For the purposes of this clause 4.2(b), if the Borrower shall prepay the Loans in whole or in part pursuant to sections 3.1(a), 3.5 or 9.2 of the Credit Agreement, the Chargee will consent to the disbursement of funds to third party counterparties for the purpose of foreign

NYDOCS02/890273.5	G-6

exchange, so long as such exchanged funds are paid directly to such account as may be designated by the Chargee.

In the case of clause 4.2(a) above, the Chargee also agrees to sign and deliver the release letter referred to in that sub-clause at the time of delivery of the Purchased Vessel. Subject to clause 4.3, all other withdrawals from the Account shall require the prior written consent of the Chargee, which shall be granted in the Chargee’s sole discretion.

4.3	(a)

On and after commencement of the Security Period and upon the instruction of the Borrower and subject to clause 4.4, the Chargee shall request that the Account Bank shall invest and reinvest Euro-denominated funds held in the Account in (i) insured certificates of deposit of, or time deposits with, the Account Bank or (ii) commercial paper issued by the Account Bank. The earnings from such investments shall be credited to the Account.

(b)

Unless the Chargee shall have notified the Account Bank that an Enforcement Time is continuing, the Borrower shall be entitled from time to time to request that the Chargee instructs the Account Bank (which the Chargee agrees to do) to release any earnings from such investments to the Borrower.

4.4

It shall be a condition of the agreement of the Chargee to allow marketable securities to be acquired pursuant to clause 4.3 that, to the extent that such marketable securities are not capable of being secured by this Deed, prior to such acquisition, a charge or pledge in respect of such marketable securities in form and on terms acceptable to the Chargee, shall be executed in favour of the Chargee together with supporting evidence and legal opinions as to the authority of the Borrower to execute and the valid and binding nature of the same.

4.5

The Borrower shall deposit with the Chargee all certificates of deposit, receipts or other instruments or securities relating to the Account, notify the Chargee of any claim or notice relating to the Account from any other party and provide the Chargee with any other information it may reasonably request concerning the Account.

4.6

The Chargee agrees that if it is the Account Bank in respect of the Account then there will be no restrictions on charging the Account as contemplated by this Deed and it shall not exercise any right of combination, consolidation or set-off which it may have in respect of the Account in a manner adverse to the rights of the Lenders.

5	Perfection and protection of security
5.1

Where the Security Period has commenced the Borrower shall, as soon as reasonably practicable, execute all such documents (including notices), effect all such registrations and filings, deposit all such documents and do all such things as the Chargee may reasonably require in order to:

5.1.1	ensure that the Chargee has an effective first priority charge of the Account; and

NYDOCS02/890273.5	G-7

5.1.2

facilitate the enforcement of this Deed, the receipt by the Chargee of any money credited to the Account, the realisation of the Account or the exercise of any Rights held by the Chargee in respect of the Account and/or under this Deed.

5.2

The Chargee may take any action it thinks appropriate to protect or maintain its Rights under this Deed or to remedy any breach by the Borrower of its undertakings under the Loan Documents relating to the Account.

6	Representations
6.1	The Borrower represents and warrants that:
6.1.1	it is the sole legal and beneficial owner of the Account described in Schedule 1 free from all Security Interests except as created by this Deed;
6.1.2	it has not disposed of any of its Rights in relation to the Account;
6.1.3

it has the right to charge its Rights in relation to the Account under this Deed without the need for any consent or approval from the Account Bank (other than any consent or approval which has already been obtained); and

6.1.4	upon commencement of the Security Period the charge created by clause 3 hereof shall constitute an effective first priority charge of the Account.
7	Enforcement
7.1

The Chargee may enforce the security created by this Deed at the direction of the Required Lenders and Finnvera at any time which is an Enforcement Time by exercising any powers conferred on it by law or by this Deed and, in addition, may:

7.1.1	require that all documents and records relating to the Account be delivered immediately to it or its nominee;
7.1.2	collect, recover and give a good discharge for any moneys or claims in respect of the Account;
7.1.3	settle, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any Person relating to the Account;
7.1.4	assign or otherwise dispose of the Account;
7.1.5	bring, prosecute, defend or abandon any action, suit or proceedings in relation to the Account; and
7.1.6	do anything incidental or conducive to the exercise of its Rights as chargee of the Account.
7.2	The Chargee may use the name of the Borrower when exercising its powers under this Deed.

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7.3	Section 103 of the Law of Property Act 1925 shall not apply to any disposal of the Account pursuant to this Deed.
7.4

The Chargee may delegate in any manner to any Person any right, power or discretion exercisable by it under this Deed. Any such delegation may be made on such terms (including power to sub-delegate) as the Chargee thinks fit.

8	Application of proceeds
8.1

All money received by the Chargee under or in connection with this Deed (whether during, or before, enforcement of this Deed) will, subject to the rights of any Persons having priority, be applied in the following order of priority:

8.1.1	first, in or towards payment of any amounts payable under clause 12;
8.1.2

secondly, in or towards payment of the Secured Obligations in such order as is required by the Loan Documents (and, if any of the Secured Obligations are not then payable, by payment into a suspense account until they become payable); and

8.1.3	thirdly, in payment of any surplus to the Borrower or other Person entitled to it
8.2	If the moneys applied in this way are not sufficient fully to pay and discharge the Secured Obligations, the Borrower shall continue to be liable for the balance of the Secured Obligations.
9	Remedies
9.1

The Rights created by this Deed are in addition to any other Rights of the Chargee against the Borrower or any other security provider under any other documentation, the general law or otherwise. They will not merge with or limit those other Rights, and are not limited by them.

9.2	No failure by the Chargee to exercise any Right under this Deed will operate as a waiver of that Right. Nor will a single or partial exercise of a Right by the Chargee preclude its further exercise.
9.3

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

10	Power of attorney
10.1

The Borrower by way of security irrevocably appoints the Chargee to be its attorney (with full powers of substitution) in its name and on its behalf to do all things which the attorney may consider necessary or desirable to enable it:

NYDOCS02/890273.5	G-9

10.1.1	to perform any action which the Borrower is obliged to take under this Deed; or
10.1.2	to exercise any of the Rights, powers and authorities conferred on it by this Deed or by law; or
10.1.3	to record this Deed and any document executed pursuant to clause 5 (Perfection and protection of security) in any court, public office or elsewhere.
10.2

The power of attorney in this clause 10 shall only be exercised at an Enforcement Time but the exercise of such power shall be conclusive evidence of the Chargee’s rights to exercise it and no Person dealing with the Chargee shall need to enquire whether it is, or shall be affected by notice that it is not, an Enforcement Time. The Borrower ratifies and confirms whatever the attorney does or purports to do under clause 10.1.

11	Continuing security
11.1

This Deed and the Obligations of the Borrower under this Deed shall extend to the ultimate balance owing in respect of the Secured Obligations, regardless of any intermediate payment in whole or in part.

11.2	This Deed is in addition to and is not in any way prejudiced by any other security, guarantee, right, power or remedy now or subsequently held by the Chargee.
11.3	The Chargee shall not be obliged to enquire about the nature or sufficiency of any payment received by them under this Deed or to take any action to enforce this Deed.
11.4	The Borrower shall remain liable to perform all its obligations in relation to the Account and the Chargee is not responsible for those obligations.
12	Expenses, liability and indemnity
12.1

The Borrower will, on demand, pay all legal and other costs and expenses (including any stamp duty, registration or other similar taxes) incurred by the Chargee in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, or release required in connection with this Deed. This includes any reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement or preservation of this Deed or the Account or the rights of the Chargee under or in connection with this Deed.

12.2

Neither the Chargee nor any of its Officers will be in any way liable or responsible to the Borrower for any loss or liability of any kind arising from any act or omission by it of any kind (whether as mortgagee in possession or otherwise) in relation to the Account or this Deed, except to the extent caused by its own gross negligence or wilful misconduct.

12.3	The Borrower will, on demand, indemnify the Chargee and its Officers in respect of all costs, expenses, losses or liabilities as set out in section 12.4 of the Credit Agreement.
13	Payments

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13.1	All payments by the Borrower under this Deed will be made in full, without any set-off or other deduction.
13.2	Section 4.6 of the Credit Agreement shall apply mutatis mutandis to this Deed.
13.3	All amounts payable by the Borrower under this Deed are exclusive of VAT. The Borrower will, in addition, pay any applicable VAT on those amounts.
13.4

If the Borrower fails to make a payment to a Person under this Deed, it will pay interest to that Person on the amount concerned at the Default Rate from the date it should have made the payment until the date of payment (after, as well as before, judgment).

13.5

No payment by the Borrower (whether under a court order or otherwise) will discharge the Obligation of the Borrower unless and until the Chargee has received payment in full in the currency in which the Obligation is denominated. If, on conversion into that currency, the amount of the payment falls short of the amount of the Obligation concerned, the Chargee will have a separate cause of action against the Borrower for the shortfall.

13.6	Any certification or determination by the Chargee of an amount payable by the Borrower under this Deed is, in the absence of manifest error, conclusive evidence of that amount.
14	Notices
14.1	The provisions of section 12.2 of the Credit Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed.
15	Benefit of Deed
15.1	The Chargee may assign its Rights under this Deed to any Person to whom it assigns its Rights and obligations as Administrative Agent under the Credit Agreement.
16	Governing law and enforcement
16.1	This Deed and any non-contractual Obligations connected with it are governed by English law.
16.2

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual Obligations connected with it (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

16.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary.
16.4	Clauses 16.1 and 16.2 are for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts

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with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

16.5	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
16.5.1	irrevocably appoints the Person named as such in Schedule 1 as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed;
16.5.2	agrees that failure by the process agent to notify the Borrower of the process shall not invalidate the proceedings concerned; and
16.5.3

if any Person appointed as process agent for the Borrower is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint another agent for this purpose.

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

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Schedule 1

Information

Borrower
Registered office:	80 Broad Street, Monrovia, Republic of Liberia
Borrower’s process agent in England:
Name:	WFW Legal Services Limited
Registered office:	15 Appold Street, London EC2A 24B
Account Bank
Name:	Skandinaviska Enskilda Banken AB
Branch:	London
Pledge Account
Sort Code/BIC:	[_____]
Account/IBAN Number:	[_____]
Account Name:	Allure of the Seas Inc.
Account currency:	Euro

Credit Agreement

Description:     Term loan facility

Date:   [__________], 20[__] [(and as amended and restated on or about the date of this Deed)]

Amount of facility:      Up to $,1,130,000,000

Parties

Borrower:                Allure of the Seas Inc.

Lenders:                The banks and financial institutions referred to therein

Administrative Agent:                Skandinaviska Enskilda Banken AB (publ)

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Schedule 2

Form of notice of charge of Account

To:	Skandinaviska Enskilda Banken AB
Date:	[_____]

Dear Sirs,

1

We give you notice that under a deed dated [______] (the Deed) entered into by us and Skandinaviska Enskilda Banken AB (publ) acting as Administrative Agent (as defined in the Deed) for and on behalf of the Lenders (as defined in the Deed) from time to time (the Chargee) we have charged to the Chargee all of our Rights in the account described below (the Account) and all money standing to the credit of the Account from time to time:

Pledge Account
Account/IBAN Number:	[_____]
Account Name:	Allure of the Seas Inc.
Account currency:	Euro

2	We have agreed with the Chargee not to close the Account or alter the terms of the Account or waive any of our Rights in relation to the Account except with the consent of the Chargee.
3

We may continue to select the terms of deposits on the Account until such time as you have been notified by the Chargee that an Enforcement Time is continuing, as long as our instructions are countersigned by the Chargee.

4	We instruct you:
(a)

to honour instructions from the Chargee (given by authenticated swift message or, in the case of the delivery of the “Allure of the Seas”, by means of a release letter signed by authorised signatories of us and the Chargee and executed and delivered at the time of the said delivery pursuant to the terms of a delivery payment letter dated [_____] between us and you) as to withdrawals from, and/or as to selection of terms of deposits on, the Account;

(b)

not to honour any other withdrawals from the Account or selection of terms of deposits on the Account, if requested by us, unless the Chargee has communicated to you its consent to such withdrawal; and

NYDOCS02/890273.5	G-14

(c)

to disclose to the Chargee, without further approval from us, such information regarding the Account as the Chargee may from time to time request and to send it copies of all statements and other notices issued by you in connection with the Account.

5	These instructions cannot be varied or terminated without the consent of the Chargee.
6	Please accept this notice by signing the acknowledgement on the enclosed duplicate of this letter and returning it to the Chargee.

Yours faithfully;

..........................................

For and on behalf of

ALLURE OF THE SEAS INC

NYDOCS02/890273.5	G-15

To:

Skandinaviska Enskilda Banken AB (publ)

(the Chargee)

Dear Sirs

We acknowledge receipt of a notice in the terms set out above and confirm and agree that:

(a)	there are no restrictions on the charging of the Account to the Chargee;
(b)	we have not received at our London Branch notice of the interest of any third party in the Account;
(c)	we shall comply with the terms of the notice and shall not, without the Chargee’s consent, permit any amount to be withdrawn from the Account; and
(d)	we shall not, without the Chargee’s consent, exercise in priority to the Chargee any right of combination, consolidation or set-off which we may have in respect of the Account.

Yours faithfully;

..................................

For and on behalf of

Skandinaviska Enskilda Banken AB

Date: [_____]

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SIGNATORIES

The Borrower

EXECUTED as a DEED	)
for and on behalf of	)
by ALLURE OF THE SEAS INC.	)	....................................
under a power of attorney dated [____________]	)	By:
in the presence of:	)

............................................

Witness

Name:

Address:

Occupation:

The Chargee

Signed by	)
Skandinaviska Enskilda Banken AB (publ)
acting as Administrative Agent	)	....................................
)	By:
)
)	....................................
)	By:

NYDOCS02/890273.5	G-17

EXHIBIT H

FORM OF OPINION OF NORTON ROSE LLP

To:	Skandinaviska Enskilda Banken AB (publ)
Kungsträdgårdsgatan 8
SE – 106 40 Stockholm
Sweden

__________, 20__

Dear Sirs

Loan Facility of up to $1,130,000,000 to Allure of the Seas Inc.

In accordance with section 5.2.8 of the Credit Agreement dated __________ 20__ (the Credit Agreement) and made between, among others, (1) Allure of the Seas Inc. (the Borrower), (2) Royal Caribbean Cruises Ltd. as guarantor, (3) the Lenders (as such term is defined therein) and (4) Skandinaviska Enskilda Banken AB (publ) as Administrative Agent (the Agent), our opinion in relation to the pledge agreement dated __________, 20__ and made between the Borrower and the Agent is attached.

Yours faithfully

Norton Rose LLP

NYDOCS02/890273.5	H-1

1.     Background

1.1	This opinion is given in relation to the English law aspects of a transaction (the Transaction) by which:
(a)	certain banks and other financial institutions have made available loan facilities of up to $1,130,000,000 to the Borrower; and
(b)	the Borrower has created a charge over a bank account for the purpose of securing repayment of those facilities.
1.2	We have acted as English legal advisers to the Agent in relation to certain aspects of the Transaction.
1.3

We have examined a copy of the pledge agreement dated __________ 20__ made between the Borrower and the Agent as agent for and on behalf of the Lenders from time to time relating to the Transaction as such document is governed by English law (the English Document).

1.4	For the purpose of giving this opinion, we have examined no other documents and have undertaken no other enquiries.
1.5	Our opinions are given in part 2. Part 3 explains their scope, part 4 describes the assumptions on which they are made and part 5 contains the qualifications to which they are subject.

NYDOCS02/890273.5	H-2

2.     Opinions

Based on, and subject to, the other provisions of this opinion, we are of the following opinions:

Effect of the English Document

2.1	The obligations which the Borrower is expressed to assume in the English Document to which it is a party constitute its legal, valid, binding and enforceable obligations.
2.2

If the English Document is expressed to create a charge over assets of the Borrower, that charge is (subject to its terms) effective to the extent that the assets concerned are beneficially owned by the Borrower at the time the charge is created. To the extent they are not, that charge will (subject to its terms) become effective if and when the assets concerned become beneficially owned by the Borrower.

2.3	The effectiveness or admissibility in evidence of the English Document is not dependent on:
(a)	any registrations, filings, notarisations or similar actions other than those described in part 4; or
(b)	any consents, authorisations, licences or approvals of general application from governmental, judicial or public bodies.

Stamp duty on the English Document

2.4	No stamp, registration or similar duty or tax is payable in respect of the English Document, except for nominal fees such as those payable on registration of the English Documents at Companies House.

Choice of law and jurisdiction

2.5	The choice of English law to govern the English Document and any non-contractual obligations connected to the English Document is effective.
2.6	The agreement by the Borrower in the English Document that the English courts have jurisdiction in respect of that document or any non-contractual obligations connected to that document is effective.

NYDOCS02/890273.5	H-3

3.     Scope

3.1	This opinion and any non-contractual obligations connected with it are governed by English law and are subject to the exclusive jurisdiction of the English courts.
3.2	This opinion is given only in relation to English law as it is understood at the date of this opinion. We have no duty to keep you informed of subsequent developments which might affect this opinion.
3.3	If a question arises in relation to a cross-border transaction, it may not be the English courts which decide that question and English law may not be used to settle it.
3.4

We express no opinion on, and have taken no account of, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion on the effect of documents governed by laws other than English law.

3.5	We express no opinion on matters of fact.
3.6

Our opinion is limited to the matters expressly stated in part 2, and it is not to be extended by implication. In particular, we express no opinion on the accuracy of the assumptions contained in part 4. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it. Paragraph headings are to be ignored when construing this opinion.

3.7	Our opinion is given solely for the benefit of the Agent and the Lenders acting through the Agent. It may not be relied on by any other person.
3.8	This opinion may not be disclosed to any person other than:
(a)

those persons (such as auditors or regulatory authorities) who, in the ordinary course of business of the Agent and the Lenders, have access to their papers and records or are entitled by law to see them; and

(b)	those persons who are considering becoming Lenders,

and on the basis that those persons will make no further disclosure.

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4.     Assumptions

This opinion is based on the following assumptions:

Effect of the English Document

4.1	Each person which is expressed to be party to the English Document:
(a)	is duly incorporated and is validly existing;
(b)	is not the subject of any insolvency proceedings (which includes those relating to bankruptcy, liquidation, administration, administrative receivership and reorganisation) in any jurisdiction;
(c)	has the capacity to execute the English Document to which it is expressed to be a party and to perform the obligations it is expressed to assume under it;
(d)	has taken all necessary corporate action to authorise it to execute each English Document to which it is expressed to be a party and to perform the obligations it is expressed to assume under it; and
(e)	has duly executed each English Document to which it is expressed to be a party.
4.2	The English Document has been executed in the form provided to us. There has been no variation, waiver or discharge of any of the provisions of the English Documents.
4.3

The English Documents is not (wholly or in part) void, voidable, unenforceable, ineffective or otherwise capable of being affected as a result of any vitiating matter (such as mistake, misrepresentation, duress, undue influence, fraud, breach of directors’ duties, illegality or public policy) that is not clear from the terms of the English Document.

Security

4.4

All present or future assets over which the Borrower purports to create security in the English Document are (or, in the case of future assets, will, when they become subject to the security, be) beneficially owned by the Borrower free from all other present or future rights of any kind.

4.5

The English Document will be delivered to Companies House within 21 days of the date of its creation, together with the prescribed particulars and the registration fee if the English Document is granted by a company incorporated in England or Wales or by a foreign company that has a registered establishment in England or Wales.

4.6	The Borrower is solvent both on a balance sheet and on a cash-flow basis, and will remain so immediately after the Transaction has been completed.

Other facts

4.7	There are no other facts relevant to this opinion that do not appear from the document referred to in part 1.

NYDOCS02/890273.5	H-5

Other laws

4.8	No law of any jurisdiction other than England and Wales has any bearing on the opinion contained in part 2.

NYDOCS02/890273.5	H-6

5.     Qualifications

This opinion is subject to the following qualifications:

Contractual matters

5.1	The enforcement of contractual obligations is subject to the general principles of contractual liability, in particular the matters described in the following paragraphs.
5.2

Apart from claims for the payment of debts (including the repayment of loans), contractual obligations are normally enforced by an award of damages for the loss suffered as a result of a breach of contract; and recoverable loss is restricted by principles such as causation, remoteness and mitigation. The specific performance of contractual obligations is a discretionary remedy and is only available in limited circumstances.

5.3	Contractual obligations can be discharged by matters such as breach of contract or frustration. Claims may become time-barred or may be subject to defences such as set-off or estoppel.
5.4

The interpretation of the meaning and legal effect of any particular provision of a contract is a matter of judgment, which will ultimately be determined by the relevant tribunal. In addition, a document may be capable of being rectified if it does not express the common intention of the parties.

5.5

English law has traditionally been protective of guarantors and has developed a number of defences for them. Although guarantees generally purport to exclude many of these defences, a guarantee, and any third party security generally, will be construed in favour of the guarantor or grantor of security where possible.

5.6

A clause in a contract which excludes or limits an obligation of one of the parties or the liability for breach of that obligation will be construed restrictively, against the person who wishes to rely on it. In addition, a contractual provision which excludes the liability of a trustee (including a security trustee) may not be enforceable in all circumstances.

5.7	If a provision of a contract is particularly one-sided it is more likely to be construed against the party who wishes to rely on it.
5.8	A provision of a contract may be ineffective if it is incomplete or uncertain or provides for a matter to be determined by future agreement.
5.9	A provision of a contract which provides for the conclusive certification or determination of a matter by one party may not prevent judicial inquiry into the merits of the claim.
5.10

A provision for the payment of a sum in the event of a breach of contract is unenforceable if it is construed as a penalty rather than a genuine pre-estimate of the loss likely to be suffered as a result of the breach and, if that sum has been paid, it may be repayable in whole or in part.

NYDOCS02/890273.5	H-7

5.11	A contractual provision for the forfeiture of a proprietary or possessory interest, such as the rights of a lessee under a chattel lease, may be overridden.
5.12	An undertaking to assume liability for stamp duty or similar taxes may be ineffective.
5.13

As a general principle, an authority or power of attorney can be revoked at any time, and will be revoked if the donor enters into insolvency proceedings. This is so even if the authority or power is expressed to be irrevocable and the revocation is therefore made in breach of contract. The main exception to this principle is where the authority or power is granted as part of a security arrangement.

5.14	A provision of a contract which purports to exclude the effect of prior or subsequent agreements, representations or waivers may be ineffective.
5.15	A provision of a contract which provides what will happen in the event of an illegality (including a provision for severance of part of the contract) may not be enforceable.
5.16	An indemnity in respect of criminal liability may not be enforceable.
5.17	An indemnity for the costs of litigation may not be enforceable.

Security

5.18

We express no opinion on the priority of the security created by the English Document in relation to any other rights affecting the assets which are the subject of the security, whether those rights are absolute or by way of security, whether they are created by agreement or arise by operation of law and whether they are created before or after the English Documents. In relation to particular types of asset, further steps may be required (such as effecting registrations or giving notices) to protect the priority of security against claims by third parties.

5.19

To the extent that the English Document purport to create a legal (as opposed to an equitable) interest, there are limits on the availability of such an interest and further steps may be required (such as, in relation to land, registration at H.M. Land Registry) in order to create one.

5.20

The assets which are the subject of a security created by the English Document may consist of rights against third parties, such as contractual rights. To the extent that they do, the security is subject to the terms of those rights (which may, for instance, prohibit the creation of security) and may be subject to the rights of those third parties (who may, for instance, have rights of set-off).

5.21

We express no opinion on the effect of the English Document to the extent that they relate to assets which are situated or registered outside England and Wales or are governed by a law other than English law.

5.22	A purported fixed charge over an asset will be treated as a floating charge if the chargee has insufficient control over it and its proceeds.

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5.23

The rights of the holder of a floating charge over assets to the net proceeds of those assets are subject to the payment of various other liabilities including preferential debts, certain unsecured debts and the expenses of certain insolvency proceedings.

5.24

As a general principle, a creditor with security over the whole (or substantially the whole) of the assets of a company cannot appoint an administrative receiver of the company but, instead, can appoint an administrator.

5.25	A receiver ceases to be the agent of the company over whose assets he has been appointed once that company goes into liquidation.
5.26	A provision of the English Document may be ineffective to the extent that it purports to limit the Borrower’s right to the return of the charged assets once it has repaid the secured obligations.

Insolvency

5.27

The parties’ rights are subject to laws affecting creditors’ rights generally, such as those relating to insolvency (which includes bankruptcy, liquidation, administration, administrative receivership and reorganisation). These laws can apply to persons incorporated or resident outside England, as well as to those incorporated or resident in England.

5.28	In particular, on an insolvency:
(a)

contractual and other personal rights will reduce proportionately with all similar rights, and contractual provisions which would conflict with this principle (such as a pro rata sharing clause) are ineffective;

(b)

transactions (including the security created by the English Document) entered into in the period before the insolvency starts (that period generally being no longer than two years) may be set aside in certain circumstances; and

(c)	the ability of a secured creditor to enforce its security may be subject to limitations, for instance in an administration.

Choice of law and jurisdiction

5.29	The law which governs a contract and any connected non-contractual obligations is not determinative of all issues which arise in connection with that contract. For instance:
(a)	it may not be relevant to the determination of proprietary issues (such as those relating to security);
(b)

rules which are mandatory (which includes public policy rules) in a jurisdiction which is connected with the contract or in the jurisdiction where the issue is decided may be applied regardless of the provisions of the contract; and

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(c)	in insolvency proceedings, the law governing those proceedings may override the law governing the contract.
5.30

There are circumstances in which the English courts may, or must, decline jurisdiction or stay proceedings. Additionally, it may not be possible to commence proceedings because of an inability to comply with service of process requirements. These problems are less likely to occur where one or more of the parties is domiciled in the European Union.

5.31

The English courts have a discretion to accept jurisdiction in an appropriate case even though there is an agreement that other courts have (exclusive or non-exclusive) jurisdiction. This is less likely to occur where the other courts are in the European Union.

5.32

The jurisdiction of the English courts in relation to insolvency matters is not dependent on the submission of the parties to the jurisdiction. The precise scope of that jurisdiction depends on the nature of the insolvency procedure in question.

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EXHIBIT I

FORM OF CLOSING DATE OPINION OF BRADLEY STEIN, ESQ.

To the Lenders party to the

Credit Agreement referred to below and to
Skandinaviska Enskilda Banken AB (publ),
as Administrative Agent

__________, 20__

Gentlemen:

I am the General Counsel of Royal Caribbean Cruises Ltd. ("RCCL") and Allure of the Seas Inc. (“Allure” and, together with RCCL, the “Loan Parties”) and have acted in that capacity in connection with the Credit Agreement dated as of __________, 20__ (the "Credit Agreement") between the Loan Parties, the Lenders referred to therein and Skandinaviska Enskilda Banken AB (publ), as Administrative Agent and the Pledge Agreement between Allure and the Administrative Agent.

In connection with the opinions expressed herein, I have examined originals or copies certified or otherwise identified to my satisfaction of such agreements, documents, certificates, and other statements of such governmental officials and corporate officers and other representatives of the corporations referred to herein and other papers as I have deemed relevant and necessary as a basis for such opinions. In making such examinations I have assumed the genuineness of all signatures and the conformity with the originals of all documents submitted to me as copies. As to facts material to my opinion, I have relied on the representations, warranties and statements made in or pursuant to the Credit Agreement, the Pledge Agreement and the other documents referred to herein and upon certificates of public officials and certificates and other written or oral statements of officers and other representatives of the corporations named herein.

Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

Based on the foregoing and subject to the qualifications and exceptions expressed herein, it is my opinion that:

(i)        no registration or other official action in the State of Florida is required in order to render the Pledge Agreement enforceable against Allure; and

(ii)       To the best of my knowledge, the execution, delivery and performance by Allure of the Pledge Agreement and the consummation of the transactions contemplated thereby do not contravene any contractual or legal restriction contained in any indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, or any orders, writs, judgments, awards,

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injunctions and decrees, that affect or purport to affect Allure’s rights or obligations under the Pledge Agreement;

The opinions expressed above are subject to the following further qualifications: (i) no opinion is expressed herein as to the choice of law provisions contained in the Pledge Agreement, (ii) no opinion is expressed herein as to the necessity of any of the Lenders to be qualified to do business in the State of Florida or to make any filings in connection therewith and (iii) no opinion is expressed herein as to laws other than the laws of the State of Florida.

This opinion is solely for the benefit of the Lenders and the Administrative Agent and is not to be relied on by any other person.

                                                                                      Very truly yours,

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EXHIBIT J

FORM OF CLOSING DATE OPINION OF

WATSON, FARLEY & WILLIAMS (NEW YORK) LLP

To the Lenders party to the

Credit Agreement referred to below and to
Skandinaviska Enskilda Banken AB (publ),
as Administrative Agent

Dear Sirs:

We have acted as legal counsel on matters of Liberian law to Allure of the Seas Inc., a Liberian corporation (the “Borrower”) and Royal Caribbean Cruises Ltd., a Liberian corporation (the “Guarantor”), in connection with a Credit Agreement dated as of __________, 20__ (the “Credit Agreement”) and made between (1) the Borrower, (2) the Guarantor, (3) the Lenders (as defined therein) as several lenders, and (4) Skandinaviska Enskilda Banken AB (publ) as Administrative Agent (the “Administrative Agent”) in respect of a credit facility in the maximum aggregate amount of $1,130,000,000. Terms defined in the Credit Agreement shall have the same meaning when used herein.

With reference to the Credit Agreement you have asked for our opinion on the matters set forth below. In rendering this opinion we have examined a copy of the Pledge Agreement dated the date hereof (the “Pledge Agreement”) between the Borrower and the Administrative Agent.

We have also examined originals or photostatic copies or certified copies of all such agreements and other instruments, certificates by public officials and certificates of officers of the Borrower as are relevant and necessary and relevant corporate authorities of the Borrower. We have assumed with your approval, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies, the power, authority and legal right of the parties to the Pledge Agreement other than the Borrower to enter into and perform their respective obligations under the Pledge Agreement, and the due authorization of the execution of the Pledge Agreement by all parties thereto other than the Borrower.

As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of public officials and of officers or representatives of the Borrower.

We are attorneys admitted to practice in the State of New York and do not purport to be experts in the laws of any other jurisdiction. Insofar as our opinion relates to the law of the Republic of Liberia, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Act of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised of 1976, effective January 3, 1977 as

NYDOCS02/890273.5	J-1

amended) (the “Business Corporation Act”), the Liberian Maritime Law (Title 21 of the Liberian Code of Laws of 1956 as amended), and the Revenue Code of Liberia (2000), the regulations thereunder and an opinion dated December 23, 2004 addressed by the Minister of Justice and Attorney General of the Republic of Liberia to the LISCR Trust Company, made available to us by Liberian Corporation Services, Inc. and the Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws in the United States. In rendering our opinion as to the valid existence in good standing of the Borrower, we have relied on Certificates of Good Standing issued by order of the Minister of Foreign Affairs of the Republic of Liberia on [_____].

This opinion is limited to the law of the Republic of Liberia. We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that:

1.	The Borrower is a corporation duly incorporated, validly existing under the Business Corporation Act and in good standing under the law of the Republic of Liberia;

2.	The Borrower has full right, power and authority to enter into, execute and deliver the Pledge Agreement and to perform each and all of its obligations under the Pledge Agreement;

3.	The Pledge Agreement has been executed and delivered by a duly authorized signatory of the Borrower;

4.

Neither the execution of, nor the performance of its obligations under, the Pledge Agreement by the Borrower will contravene any existing applicable law, regulation or restriction of the Republic of Liberia and no consent or approval of, or exemption by, any Liberian governmental or public body or authority is required in connection with the execution and delivery by the Borrower of the Pledge Agreement;

5.

Neither the execution nor delivery of the Pledge Agreement, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will contravene any provisions of Liberian law or regulation or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Borrower;

6.

It is not necessary to file, record or register the Pledge Agreement or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia to render such document enforceable against the Borrower;

7.

Assuming that no more than 25% of the total combined voting power and no more than 25% of the total value of the outstanding equity stock of the Borrower is beneficially owned, directly or indirectly, by persons resident in the Republic of Liberia, and that the Borrower does not, either directly or through agents acting on its behalf, engage in the

NYDOCS02/890273.5	J-2

Republic of Liberia in the pursuit of gain or profit with a degree of continuity or regularity, no Liberian withholding tax is required to be deducted from any payment of principal, interest or otherwise to be made by the Borrower pursuant to the provisions of the Pledge Agreement;

8.

Assuming the Pledge Agreement has not been executed in the Republic of Liberia, no stamp or registration or similar taxes or charges are payable in the Republic of Liberia in respect of the Pledge Agreement or the enforcement thereof in the courts of the Republic of Liberia other than (i) customary court fees payable in litigation in the courts of the Republic of Liberia and (ii) nominal documentary stamp taxes if the Pledge Agreement is ever submitted to a Liberian court;

9.

Assuming that the shares of the Borrower are not owned, directly or indirectly, by the Republic of Liberia or any other sovereign under Liberian law, neither the Borrower nor the property or assets of the Borrower is immune from the institution of legal proceedings or the obtaining or execution of a judgment in the Republic of Liberia; and

10.

Under Liberian law the choice by the Borrower of English law to govern the Pledge Agreement is a valid choice of law. The provision in the Pledge Agreement which purports to confer upon the courts of England exclusive jurisdiction to settle disputes arising out of or in connection therewith may not be enforced by a Liberian court to the extent that such provision deprives the Republic of Liberia of jurisdiction over a Liberian corporation.

We qualify our opinion to the extent that (i) we express no opinion as to the enforceability of the Pledge Agreement, and (ii) while there is nothing in the law of the Republic of Liberia that prohibits a Liberian corporation from submitting to the jurisdiction of a forum other than the Republic of Liberia, the enforceability of such submission to jurisdiction provisions is not dependent upon Liberian law and such provisions may not be enforceable under the law of a particular jurisdiction.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,

Watson, Farley & Williams (New York) LLP

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